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                                                        [Conformed Copy]



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       ACQUISITION AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                               Relating To

                CABLEVISION OF BOSTON LIMITED PARTNERSHIP




















                        Dated as of June 14, 1994


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                          TABLE OF CONTENTS


                                                                    PAGE
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RECITALS    ....................................................       1



                               ARTICLE I

              THE TRANSACTIONS; CLOSING; EFFECTIVE TIME

1.1.      The Incorporation.....................................       2
1.2.      The Merger............................................       3
1.3.      The Stock Sale........................................       3
1.4.      The Preferred Equity Sale.............................       4
1.5.      Closing  .............................................       4
1.6.      Effective Time........................................       4
1.7.      Dissolution and Liquidation
            of the Partnership..................................       5
1.8.      Appraisal Rights.......................................      5


                              ARTICLE II

                CERTIFICATE OF INCORPORATION AND BY-LAWS
                     OF THE SURVIVING CORPORATION

2.1.      Certificate of Incorporation..........................       6
2.2.      The By-Laws...........................................       6


                              ARTICLE III

                         OFFICERS AND DIRECTORS
                     OF THE SURVIVING CORPORATION

3.1.      Officers and Directors................................       6


                              ARTICLE IV

               CONVERSION OF SHARES AT EFFECTIVE TIME

4.1.      Conversion of Shares of Boston Sub Common
            Stock ..............................................       6
4.2.      Anti-Dilution Provisions..............................       8


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                               ARTICLE V

                   REPRESENTATIONS AND WARRANTIES

5.1.      Representations and Warranties
            of Dolan............................................       8

          5.1.1.   Title to Shares, etc.........................       8
          5.1.2.   Authority for Agreements.....................       9
          5.1.3.   No Conflicts, etc............................       9
          5.1.4.   Corporate Status.............................       9
          5.1.5.   Capitalization...............................      10
          5.1.6.   Litigation...................................      10
          5.1.7.   Financial Advisor; Brokers, Finders..........      10
          5.1.8.   CSBrC........................................      10
          5.1.9.   No Material Adverse Change, etc..............      11

5.2.      Representations and Warranties
            of the Partnership .................................      11

          5.2.1.   Authority for Agreements.....................      11
          5.2.2.   No Conflicts, etc............................      11
          5.2.3.   Corporate and Partnership Power..............      12
          5.2.4.   Status of Partnership........................      12
          5.2.5.   Subsidiaries.................................      12
          5.2.6.   Partnership Reports, etc.....................      12
          5.2.7.   Litigation; No Default.......................      14
          5.2.8.   Title to Assets; Liens.......................      15
          5.2.9.   Landlords' Consents, etc.....................      15
          5.2.10.  No Default...................................      15
          5.2.11.  Franchise Agreements.........................      15
          5.2.12.  Franchises...................................      15
          5.2.13.  ERISA........................................      16
          5.2.14.  Taxes........................................      16
          5.2.15.  Fairness Opinion.............................      16

5.3.      Representations and Warranties
            of Cablevision......................................      16

          5.3.1.   Corporate Status.............................      16
          5.3.2.   Limited Partnership Status...................      16
          5.3.3.   Authority for Agreements.....................      17
          5.3.4.   No Conflicts, etc............................      17
          5.3.5.   Authorized Capital of Cablevision
                     and Merger Sub.............................      17
          5.3.6.   Cablevision Reports; Financial
                     Statements.................................      18
          5.3.7.   Litigation...................................      20
          5.3.8.   Purchase for Investment......................      20


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                                                                    PAGE
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          5.3.9.   Financial Advisor; Brokers, Finders..........      21
          5.3.10.  Fairness Opinion.............................      21


                              ARTICLE VI

                              COVENANTS

6.1.      Covenants of the General Partners
            and the Partnership.................................      21

          6.1.1.   Filings and Authorizations...................      21
          6.1.2.   Partnership Credit Agreement.................      22
          6.1.3.   Limited Partners' Approval...................      22
          6.1.4.   Stockholder Approval.........................      22
          6.1.5.   SEC Filings..................................      23
          6.1.6.   Boston Sub Shares............................      23
          6.1.7.   Affiliates Agreements........................      23
          6.1.8.   Incorporation................................      24
          6.1.9.   Other Actions................................      24

6.2.      Covenants of the Buyer................................      24

          6.2.1.   Filings and Authorizations...................      24
          6.2.2.   Amendment to CSC Credit Agreement............      24
          6.2.3.   SEC Filings..................................      24
          6.2.4.   Other Filings................................      25
          6.2.5.   Stock Exchange Listing.......................      25
          6.2.6.   Other Actions................................      25


                              ARTICLE VII

                        CONDITIONS PRECEDENT

7.1.      Conditions Precedent to Each Party's
            Obligations.........................................      25

          7.1.1.   Consummation of Incorporation................      25
          7.1.2.   Limited Partner Approval.....................      26
          7.1.3.   Cable Approvals..............................      26
          7.1.4.   Amendment to Partnership
                     Credit Agreement...........................      26
          7.1.5.   Amendment to CSC Credit Agreement............      26
          7.1.6.   No Injunction, etc...........................      26
          7.1.7.   Brookline Amendments.........................      26
          7.1.8.   Consents.....................................      26
          7.1.9.   Proxy Statement/Prospectus...................      27
          7.1.10.  Blue Sky Approvals...........................      27


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                                                                    PAGE
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          7.1.11. Stock Exchange Listing........................      27
          7.1.12. Purchase of CSBrC Shares......................      27
          7.1.13. The Preferred Equity Sale.....................      27
          7.1.14. The Merger Restructuring Agreement............      27

7.2.      Conditions to Obligations of Cablevision..............      27

          7.2.1.   Representations, Performance, etc............      27
          7.2.2.   Appraisal Rights.............................      28
          7.2.3.   No Material Adverse Change...................      28
          7.2.4.   Opinion of Counsel...........................      28

7.3.      Conditions to Obligations of the
            General Partners and the Partnership................      28

          7.3.1.   Representations, Performance, etc............      29
          7.3.2.   No Material Adverse Change...................      29
          7.3.3.   Opinion of Counsel...........................      29


                             ARTICLE VIII

                             TERMINATION

8.1.      Termination by Mutual Consent.........................      30
8.2.      Termination after the First Anniversary
            of this Agreement...................................      30
8.3.      Termination by Cablevision, the Partnership
            or the General Partners if not Approved
            by Unaffiliated Limited Partners....................      30
8.4.      Special Termination Rights............................      30
8.5.      Termination Upon Breach by Dolan Entity
            or Cablevision Company..............................      31
8.6.      Effect of Termination.................................      31


                              ARTICLE IX

                     DEFINITIONS, MISCELLANEOUS

9.1.      Definition of Certain Terms...........................      31
9.2.      Survival of Representations and
            Warranties..........................................      37
9.3.      Indemnification.......................................      37
9.4.      Expenses..............................................      39
9.5.      Further Assurances....................................      42
9.6.      Severability..........................................      42
9.7.      Notices  .............................................      42
9.8.      Miscellaneous.........................................      44


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                                                                    PAGE
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          9.8.1.   Headings.....................................      44
          9.8.2.   Entire Agreement.............................      44
          9.8.3.   Counterparts.................................      44
          9.8.4.   Governing Law................................      44
          9.8.5.   Assignment...................................      44
          9.8.6.   No Third Party Beneficiaries.................      45
          9.8.7.   Amendment; Waivers...........................      45
          9.8.8.   No Effect on Preferred Equity................      45

                               ANNEXES

ANNEX I           Incorporation Restructuring Agreement
ANNEX II          Calculation of Reductions
ANNEX III         Merger Restructuring Agreement
ANNEX IV          Brookline Sale Agreement
ANNEX V           Brookline Partnership Agreement Amendment
ANNEX VI          Appraisal Rights


                              SCHEDULES

Schedule 5.3.4          Cablevision Conflicts
Schedule 7.2.4          Form of Opinion of Debevoise & Plimpton
Schedule 7.3.3          Form of Opinion of Cablevision General
                          Counsel

                         DISCLOSURE LETTERS

Dolan Disclosure Letter
Partnership Disclosure Letter


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     ACQUISITION AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


            ACQUISITION AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (hereinafter called the "Agreement"), dated as of June 14, 1994, among CABLEVISION OF BOSTON LIMITED PARTNERSHIP, a Massachusetts limited partnership (the "Partnership"), CABLEVISION OF BOSTON, INC., a Delaware corporation wholly owned by the Partnership ("Boston Sub"), CHARLES F. DOLAN, a general partner of the Partnership ("Dolan"), CABLEVISION SYSTEMS BOSTON CORPORATION, a Massachusetts corporation wholly owned by Dolan ("CSBC" and, together with Dolan, the "General Partners"), CABLEVISION SYSTEMS CORPORATION, a Delaware corporation ("Cablevision"), COB, Inc., a Delaware corporation and a wholly owned subsidiary of Cablevision ("Merger Sub"), CABLEVISION SYSTEMS SERVICES CORPORATION, a Delaware corporation and an affiliate of Dolan ("CSSC"), and CABLEVISION FINANCE LIMITED PARTNERSHIP, a New York limited partnership wholly owned by Cablevision ("Finance LP").


                              RECITALS

            WHEREAS, the Partnership owns and operates a cable television system in the City of Boston, Massachusetts (the "Boston System");

            WHEREAS, Dolan and CSBC are the general partners of the Partnership and each owns 1/2% of the partnership interests in the Partnership;

            WHEREAS, the Partnership owns 99% of the partnership interests in Cablevision of Brookline Limited Partnership, a Massachusetts limited partnership ("Brookline"), which owns and operates a cable television system in Brookline, Massachusetts (the "Brookline System" and, together with the Boston System, the "Systems"), and Dolan and Cablevision Systems Brookline Corporation, a Delaware corporation wholly-owned by Dolan ("CSBrC") are the general partners of, and each owns 1/2% of the partnership interests in, Brookline;

            WHEREAS, the Partnership owns all of the outstanding capital stock of Boston Sub;

            WHEREAS, Cablevision and the Partnership wish to enter into an agreement providing for the merger of Merger Sub with and into Boston Sub so that, following such merger, Cablevision will own all of the outstanding stock of Boston Sub;

            WHEREAS, the parties intend the Merger to be a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended;

            WHEREAS, immediately prior to the Merger, CSSC wishes to sell to Finance LP, and Finance LP wishes to acquire from CSSC, all of CSSC's Preferred Equity in the Partnership as set forth more fully herein;

            WHEREAS, immediately prior to the Merger, Dolan wishes to sell to Cablevision, and Cablevision wishes to acquire from Dolan, all of the outstanding capital stock of CSBrC as set forth more fully herein; and

            WHEREAS, Cablevision, Finance LP, CSSC and Dolan hold certain claims and interests in the Partnership relating to subordinated debt, advances, management fees, Preferred Equity and accrued and unpaid dividends and distributions thereon, and such parties wish to settle such interests in connection with the Merger.

            NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein the parties hereto hereby agree as follows:


                               ARTICLE I

              THE TRANSACTIONS; CLOSING; EFFECTIVE TIME

            1.1.  THE INCORPORATION.  Prior to the Closing Date (as defined in
Section 1.5), the Partnership shall have transferred to Boston Sub all of the assets and liabilities of the Boston System and of the Partnership (other than cash and cash equivalents in an amount reasonably necessary to pay the expenses of the Partnership in connection with the transactions contemplated by this Agreement and not exceeding $100,000, which cash and cash equivalents will be segregated and held apart for such purpose and are hereinafter referred to as the "Expense Reserve Fund") in exchange for all of the issued and outstanding capital stock of Boston Sub. All such transferred assets are hereinafter referred to as the "Boston Assets" and all such transferred liabilities are hereinafter referred to as the "Boston Liabilities." The incorporation of Boston Sub and the exchange referred to in this Section 1.1 are hereinafter referred to as the "Incorporation." Contemporaneous with the consummation of the Incorporation, the Partnership, Finance LP, Cablevision, CSSC and Dolan shall enter into the Incorporation Restructuring Agreement in substantially the


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form of Annex I hereto (the "Incorporation Restructuring Agreement") providing for (a) the reduction, effective from and after the date of the Incorporation, in the rate of cumulative distributions on the Preferred Equity of the Partnership from 15% per annum to 10% per annum, (b) a 10% reduction in the aggregate amount of cumulative distributions on the Preferred Equity owed by the Partnership to CSSC and Finance LP as of the date that the Incorporation Restructuring Agreement is executed, (c) the assignment by CSSC to Finance LP of a portion of the outstanding accrued and unpaid cumulative distributions with respect to its Preferred Equity in the amount determined as provided in the Incorporation Restructuring Agreement and (d) the release of the Partnership from all obligations with respect to all Boston Liabilities owed to such parties upon the assumption thereof by Boston Sub in the Incorporation.

            1.2. THE MERGER. Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.6) Merger Sub shall be merged with and into Boston Sub and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). Boston Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be incorporated under and governed by the laws of the State of Delaware. The Merger shall have the effects specified in the DGCL. Contemporaneous with the Closing (as defined in Section 1.5), the Partnership, Brookline, Cablevision, Finance LP, Boston Sub and CSSC shall enter into the Merger Restructuring Agreement substantially in the form of Annex III (the "Merger Restructuring Agreement") hereto providing for (i) a reduction in the outstanding amount of the cumulative distributions on the Preferred Equity held by Finance LP in the amount determined pursuant to the formula described in Annex II, (ii) the assignment by CSSC to Cablevision of a portion of the outstanding management fees, interest on management fees and interest on subordinated debt in the amount determined pursuant to Annex II, (iii) the payment of the outstanding subordinated debt and advances, management fees and accrued and unpaid interest thereon held by CSSC, Dolan and Finance LP and (iv) termination of the Management Agreements between the Partnership and CSSC and Brookline and CSSC.

            1.3. THE STOCK SALE. Subject to the terms and conditions of this Agreement, (i) at the Closing Dolan shall sell to Cablevision or its designee, and Cablevision or its designee shall acquire from Dolan, all of the outstanding capital stock of CSBrC (the "CSBrC Stock") for an aggregate


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consideration of $100.00, and (ii) contemporaneous with the Closing, Dolan and
Cablevision shall enter into the Brookline Sale Agreement substantially in the form of Annex IV hereto (the "Brookline Sale Agreement") (x) granting Cablevision a right of first refusal in Dolan's 0.5% general partnership interest in Brookline and a right to acquire such interest on the earlier to occur of Dolan's death and January 1, 2002 at the greater of $10,000 and the book value of such interest (the "Call Price"), (y) granting Dolan's estate a right to put such interest to Cablevision at the Call Price, and (z) granting Dolan the right to put such interest to Cablevision at the greater of the prices ranging from $4.8 million in 1994 to $10,000 in 2002 and the Call Price in the event of a Change of Control (as defined in the Brookline Sale Agreement) of Cablevision or Brookline. The sale of stock provided for in this Section 1.3 is hereinafter referred to as the "Stock Sale." In connection with and as a condition to the Stock Sale, Dolan shall cause Brookline to execute an amendment to the Brookline Partnership Agreement substantially in the form of Annex V hereto.

            1.4. THE PREFERRED EQUITY SALE. Subject to the terms and conditions of this Agreement, immediately prior to the Closing CSSC shall sell to Finance LP, and Finance LP shall acquire from CSSC, all of CSSC's Preferred Equity (including cumulative distributions thereon after giving effect to the reductions and the assignment pursuant to the Incorporation Restructuring Agreement) in the Partnership (the "Transferred Preferred Equity") for an aggregate cash consideration of $4.6 million. The sale of Preferred Equity provided for in this Section 1.4 is hereinafter referred to as the "Preferred Equity Sale."

            1.5. CLOSING. The closing of the Merger and the Stock Sale (the "Closing") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, at 10:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement or
(ii) at such other place and time and/or on such other date as the parties hereto may agree. The date upon which the Closing occurs is herein called the "Closing Date."

            1.6. EFFECTIVE TIME. As soon as practicable following the Closing, the Company and Merger Sub will cause a Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL (the "Certificate of Merger"). The Merger shall become effective at the time at

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which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and such time is hereinafter referred to as the "Effective Time."

            1.7. DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP. As soon as practicable following the Effective Time, the General Partners will cause the dissolution and liquidation of the Partnership (the "Dissolution and Liquidation") pursuant to Article XI of the Partnership Agreement. The priority of distributions in the Dissolution and Liquidation shall be as set forth in the Partnership Agreement and the Merger Restructuring Agreement. In the Dissolution and Liquidation, Limited Partners (other than Cablevision and its subsidiaries) will not receive fractional shares. Instead, fractional shares will be aggregated for each Limited Partner and, if there is a fractional share after such aggregation, such fractional share will be rounded up to the next whole number. Cablevision and Finance LP hereby agree that in the Liquidation and Dissolution, they and their subsidiaries will be distributed such lesser number of shares of Cablevision Class A Stock in respect of their limited partnership interests as is necessary to effect the rounding of shares of Cablevision Class A Stock distributed to Limited Partners other than Cablevision and its subsidiaries. Finance LP and the Partnership hereby agree that the consideration distributed to Finance LP in the Liquidation and Dissolution in respect of its Preferred Equity shall consist of the Preferred Equity Shares issued in the Merger to the Partnership in respect of the Preferred Equity and the accumulated distributions thereon as such distributions are reduced in accordance with the Incorporation Restructuring Agreement and the Merger Restructuring Agreement (the amount of such Preferred Equity and such distributions as so reduced, the "Preferred Equity Amount").

            1.8. APPRAISAL RIGHTS. Cablevision agrees that, in connection with the Liquidation, Cablevision shall grant appraisal rights to the limited partners of the Partnership, to the extent and pursuant to the procedures set forth in Annex VI hereto.

                              ARTICLE II

                CERTIFICATE OF INCORPORATION AND BY-LAWS
                     OF THE SURVIVING CORPORATION

            2.1. CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, until duly amended, except that the name of the Surviving Corporation in said Certificate of Incorporation shall be "Cablevision of Boston, Inc."

            2.2. THE BY-LAWS. At the Effective Time, the By-Laws of the Surviving Corporation shall be the By-Laws of Merger Sub in effect immediately prior to the Effective Time, until duly amended.


                              ARTICLE III

                         OFFICERS AND DIRECTORS
                     OF THE SURVIVING CORPORATION

            3.1. OFFICERS AND DIRECTORS. The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.


                              ARTICLE IV

               CONVERSION OF SHARES AT EFFECTIVE TIME

            4.1. CONVERSION OF SHARES OF BOSTON SUB COMMON STOCK. (a) At the Effective Time, all of the shares of the common stock, par value $.01 per share ("Boston Sub Shares"), of Boston Sub issued and outstanding immediately prior to the Effective Time (other than Boston Sub Shares, if any, owned by Cablevision, Merger Sub or any other subsidiary of Cablevision (collectively, the "Cablevision Companies") and Boston Sub Shares held in Boston Sub's treasury immediately prior to the Effective Time) shall, by virtue of the Merger and without any action on the part of the Partnership, as the holder thereof, be converted in the aggregate into the right to receive the Merger Consideration. For purposes of this Agreement the "Merger

Consideration" shall mean the number of shares of Cablevision Class A Common Stock, par value $.01 per share ("Cablevision Class A Stock"), obtained by adding (x) the number obtained by dividing the sum of $40,656,566 (less $10,000 times the number of Units with respect to which the appraisal rights granted pursuant to Section 1.8 hereof have been perfected) by the Average Cablevision Stock Price and (y) the number obtained by dividing the Preferred Equity Amount by the Average Cablevision Stock Price (the "Preferred Equity Shares"), rounded up to the next whole share. The "Average Cablevision Stock Price" shall mean the arithmetic average of the closing price per share of the Cablevision Class A Stock for the 20 trading days ending on the second trading day prior to the Effective Time, subject to adjustment in the event of payment in such 20 trading day period of any dividend or other distribution of cash, assets or other property other than regular dividend payments on Cablevision's Series C Preferred Stock, par value $0.01 per share (the "Cablevision Series C Preferred"). The closing price per share for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the American Stock Exchange or, if the Cablevision Class A Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Cablevision Class A Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if the Cablevision Class A Stock is not listed or admitted to trading on any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by Cablevision for that purpose. No fractional shares shall be issued pursuant to the Merger.

            (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all Boston Sub Shares issued and outstanding immediately prior to the Effective Time (other than Boston Sub Shares owned by the Cablevision Companies) shall cease to be outstanding, shall be cancelled and cease to exist, and the Partnership, as the holder of a certificate formerly representing Boston Sub Shares, shall thereafter cease to have any rights with respect to such Boston Sub Shares, except the right to receive, without interest, the Merger Consideration.

            (c) Each Boston Sub Share issued and outstanding at the Effective Time and owned by any of the Cablevision Companies, and each Boston Sub Share issued and held in Boston Sub's treasury at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding and shall be cancelled without payment of any consideration therefor and shall cease to exist, and each holder of a certificate representing any such Boston Sub Shares shall cease to have any rights with respect to such Boston Sub Shares.

            (d) At the Effective Time, each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and as a result of the Merger shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

            4.2. ANTI-DILUTION PROVISIONS. In the event that, between the first day of the 20 day trading period referred to in Section 4.1 and the Effective Time, Cablevision changes the number of shares of Cablevision Class A Stock issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization, spin-off or other similar extraordinary transaction, the number of shares of Cablevision Class A Stock to be issued in the Merger shall be appropriately adjusted, taking into account the extent to which such transaction or event has already been reflected in the computation of the Average Cablevision Stock Price. The required adjustments shall be as agreed to by the Partnership and Cablevision.


                               ARTICLE V

                   REPRESENTATIONS AND WARRANTIES

            5.1. REPRESENTATIONS AND WARRANTIES OF DOLAN. Dolan represents and warrants to Cablevision and Merger Sub that, except as set forth in the Dolan Disclosure Letter:

            5.1.1. TITLE TO SHARES, ETC. Dolan owns, beneficially and of record, the CSBrC Stock, free and clear of any Liens, and upon the delivery of and payment therefor at the Closing as provided for in this Agreement, Cablevision or its designee(s) will acquire good and marketable title thereto, free and clear of any Liens other than any Lien created by Cablevision or its designee(s).

            5.1.2. AUTHORITY FOR AGREEMENTS. Each of Dolan, CSBC, CSSC and CSBrC has the legal capacity to execute and deliver the Transaction Documents to which it is a party, to perform its obligations under the Transaction Documents and to consummate the Transactions to which it is a party. The execution and delivery of the Transaction Documents to which Dolan, CSBC, CSBrC or CSSC is a party, and the consummation of the Transactions to which any of them is a party, have been duly authorized by all appropriate corporate or other action on the part of Dolan, CSBC, CSBrC and CSSC, as the case may be. The Transaction Documents to which Dolan, CSBC, CSSC and CSBrC are parties have been or will be duly executed and delivered by Dolan, CSBC, CSSC and/or CSBrC, as the case may be, and constitute or will, when executed, constitute valid and legally binding obligations of such party, enforceable against such party in accordance with the terms of such Transaction Documents.

            5.1.3. NO CONFLICTS, ETC. The execution and delivery of the Transaction Documents by Dolan, CSBC, CSSC and CSBrC and the consummation of the Transactions by Dolan, CSBC, CSSC and CSBrC will not conflict with or result in any violation of or default under (i) any provision of the certificate of incorporation or by-laws of CSBC, CSSC or CSBrC or, (ii) except as to any Franchise, as to which no representation or warranty is made in this Section 5.1.3, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Dolan except, as to this subsection (ii) only, any such conflict, violation or default as would not adversely affect the ability of Dolan, CSBC, CSSC or CSBrC to perform its obligations under this Agreement or any other Transaction Document.

            5.1.4. CORPORATE STATUS. Each of CSBC, CSSC and CSBrC is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation with full corporate power and authority to own its assets and carry on its business as now conducted. CSBrC is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on its business, financial condition or operations. CSBrC does not have any liabilities that are not also liabilities of Brookline, other than immaterial franchise tax liability and other immaterial tax liabilities.

            5.1.5. CAPITALIZATION. (a) The authorized and outstanding capital stock of CSBrC is as set forth in the Dolan Disclosure Letter.
      All outstanding shares of CSBrC as set forth in the Dolan Disclosure Letter have been duly authorized and validly issued and are fully paid and non-assessable.

            (b) There are no preemptive or similar rights on the part of any holders of any class of securities of CSBrC. No options, warrants, conversion or other rights, agreements or commitments of any kind obligating CSBrC, contingently or otherwise, to issue or sell any shares of its capital stock or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given. There are no outstanding contractual obligations of CSBrC to repurchase, redeem or otherwise acquire any outstanding shares of its capital stock.

            (c)  CSBrC has no subsidiaries.

            5.1.6. LITIGATION. There is no judicial or administrative action, suit, proceeding or investigation pending or, to the best of Dolan's knowledge, threatened against Dolan, CSBC, CSSC or CSBrC which involves the validity of any Transaction Document, of any amount payable in respect of, or which relates in any way to, any outstanding security of, interest in or claim of Cablevision, Finance LP or any other Cablevision Company or any Dolan Entity against the Partnership, Brookline or Boston Sub, or of any action taken or to be taken by Dolan in connection with the Transaction Documents or the consummation of the Transactions.

            5.1.7. FINANCIAL ADVISOR; BROKERS, FINDERS. None of the Dolan Entities has retained any financial advisor, broker or finder or other similar consultant other than PaineWebber Incorporated ("PaineWebber") in connection with the transactions contemplated hereby so as to give rise to any claim against Cablevision or Merger Sub for any financial advisory, brokerage or finder's commission, fee or similar compensation.

            5.1.8. CSBRC. The representations and warranties in Section 5.2.7, 5.2.8, 5.2.10, 5.2.13 and 5.2.14 are true and correct as to CSBrC and shall be applied

      MUTATIS MUTANDIS to CSBrC as if such provisions were set forth in full in this Section 5.1.8.

            5.1.9.  NO MATERIAL ADVERSE CHANGE, ETC.    Since December 31,
      1993, there has been no material adverse change in the financial condition or operations or the business of CSBrC (it being understood that no representation or warranty with respect to any Cable Act Effects is made in this Section 5.1.9).

            5.2. REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP. Except as set forth in the Partnership Disclosure Letter, the Partnership represents and warrants to Cablevision and Merger Sub as follows:

            5.2.1. AUTHORITY FOR AGREEMENTS. Each of the Partnership, Brookline and Boston Sub has the legal capacity to execute and deliver the Transaction Documents to which it is a party, to perform its obligations under the Transaction Documents and to consummate the Transactions to which it is a party. The execution and delivery of the Transaction Documents to which the Partnership, Brookline or Boston Sub is a party, and subject, in the case of the Partnership and Boston Sub, to the approval of each of the Incorporation and the Merger by the Limited Partners who are not affiliated with Dolan or CSSC as provided in the Partnership Agreement, the consummation of the Transactions to which any of them is a party, have been duly authorized by all appropriate corporate or partnership action on the part of the Partnership, Brookline or Boston Sub, as the case may be. The Transaction Documents have been or will be duly executed and delivered by such entities and constitute or, when executed will constitute, valid and legally binding obligations of such entities, enforceable against such entities in accordance with the terms of such Transaction Documents.

            5.2.2. NO CONFLICTS, ETC. The execution and delivery of the Transaction Documents by the Partnership, Brookline and Boston Sub and, subject, in the case of the consummation of the Transactions by the Partnership and Boston Sub, to the approval of each of the Incorporation and the Merger by the Limited Partners who are not affiliated with Dolan or CSSC as provided in the Partnership Agreement, the consummation of the Transactions by the Partnership, Brookline and Boston Sub will not conflict with or result in any violation of or default under any provision of the Partnership Agreement, the Brookline Partnership

      Agreement, the Certificate of Incorporation or Bylaws of Boston Sub or any provision of any Franchise. Except as set forth on the Partnership Disclosure Letter, no consent, license, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of any such entities in connection with the execution and delivery by any such entities of any Transaction Document or the consummation by any such entities of the Transactions.

            5.2.3. CORPORATE AND PARTNERSHIP POWER. Each of the Partnership, Brookline and Boston Sub (a) has all requisite corporate or partnership power, as the case may be, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being conducted; and (b) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on its business, financial condition or operations.

            5.2.4. STATUS OF PARTNERSHIP. The Partnership is a limited partnership duly organized and validly existing under the laws of the Commonwealth of Massachusetts.

            5.2.5. SUBSIDIARIES. None of the Partnership, Brookline and Boston Sub has any subsidiaries, except that (i) Boston Sub is a wholly owned subsidiary of the Partnership, (ii) the Partnership has a 99% limited partnership interest in Brookline and (iii) the Partnership has a 99.8% general partnership interest in Boston Transport Company, a Massachusetts general partnership ("Boston Transport").

            5.2.6. PARTNERSHIP REPORTS, ETC. (a) The Partnership has delivered to Cablevision copies of (i) each registration statement, Report on Form 8-K and proxy statement prepared by it since December 31, 1993,
      (ii) the Partnership's Annual Report on Form 10-K for the year ended December 31, 1993 and the Partnership's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, each in the form filed with the Securities and Exchange Commission (the "SEC"), and (iii) all other reports filed with the SEC since December 31, 1993 (collectively, the "Partnership Reports"). As of their respective dates, the Partnership Reports did not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Partnership Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of the Partnership and its subsidiaries (including Brookline) as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Partnership Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and changes in financial position, as the case may be, of the Partnership and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

                  (b) The Partnership and Brookline did not have on December 31, 1993 any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the balance sheet, including the notes thereto, of the Partnership as at said date. Since December 31, 1993, there has been no material adverse change in the financial condition or operations or the business of the Partnership and Brookline from that set forth in the Partnership Reports (it being understood that no representation or warranty with respect to any Cable Act Effects is made in this Section 5.2.6(b)). Immediately prior to the Effective Date, Boston Sub will have no liabilities that were not liabilities of the Partnership immediately prior to the Incorporation, except for (i) liabilities that are immaterial organizational liabilities or immaterial franchise tax liabilities and (ii) liabilities that are incurred in the ordinary course of business by Boston Sub as a result of the operation of, and are not material to, the Partnership's and Brookline's business after the Incorporation.

                  (c) Insofar as relating to the General Partners, the Partnership or any of their respective subsidiaries (other than Cablevision and any of its subsidiaries) is concerned (i) the Registration Statement on Form S-4 to be filed with the SEC by Cablevision in connection with the issuance of Cablevision Class A Stock in the Merger (the "Consent Solicitation Statement/Prospectus") will not, at the time the Consent Solicitation Statement/Prospectus and each amendment and supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Consent Solicitation Statement/Prospectus and any amendment or supplement thereto and any supplemental soliciting materials will not, from the date of mailing of the Consent Solicitation Statement/Prospectus to the Limited Partners through the effective date of the consent solicitation for the Merger, contain any statement which, at the time and in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any communication with respect to the solicitation of a consent relating to the Incorporation or the Merger which has become false or misleading.

            5.2.7. LITIGATION; NO DEFAULT. There are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, pending or (to the knowledge of the General Partners or the Partnership) threatened in writing against the Partnership, Brookline or Boston Sub which are reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition, operations or business of the Partnership, CSBrC, Brookline and Boston Sub, taken as a whole, or which involves the validity of any Transaction Document, of any amount payable in respect of, or which relates in any way to, any outstanding security of, interest in or claim of Cablevision, Finance LP or any other Cablevision Company or any Dolan Entity against the Partnership, Brookline or Boston Sub, or any action taken or to be taken by the Partnership, Brookline or Boston Sub in connection with the Transaction Documents or the consummation of the Transactions. None of the Partnership, Brookline or Boston Sub is in default under or in violation of or with respect to any law, rule, regulation, order, writ, injunction or decree of any court, arbitrator, governmental commission, bureau or other regulatory authority, which default or violation, individually or in the aggregate, is reasonably likely to have a material adverse effect on the financial condition, operations or business of the Partnership, Brookline and Boston Sub, taken as a whole, or the ability of the Partnership, Brookline or Boston Sub to perform its respective obligations under any such Transaction Document to which it is a party or to consummate the Transactions.

            5.2.8.  TITLE TO ASSETS; LIENS.  Each of the Partnership,
      Brookline and Boston Sub have good title to its properties and assets free and clear of all Liens, except Permitted Liens.

            5.2.9. LANDLORDS' CONSENTS, ETC. None of the respective landlords under the leases referred to in the Partnership Disclosure Letter (the "Leases") or the owners of the premises referred to in such Leases has any title to or ownership interest in any personal property, equipment, office furniture or trade fixtures of the Partnership, Brookline or Boston Sub on the premises referred to in such Leases, and no consent of any such landlord is required in connection with the removal of any such personal property, equipment, office furniture or trade fixture.

            5.2.10. NO DEFAULT. None of the Partnership, Brookline or Boston Sub is in default in the payment or performance or observance of any contract, agreement or other instrument to which any of them is a party or by which any of them or their respective properties or assets may be bound, which individually or together with all other such defaults would have a material adverse effect on the financial condition, operations or business of the Partnership, CSBrC, Brookline and Boston Sub, taken as a whole.

            5.2.11. FRANCHISE AGREEMENTS. Each Franchise Agreement is in full force and effect.

            5.2.12. FRANCHISES. No approval, application, filing, registration, consent or other action of any local, state or federal authority is required to enable either the Partnership, Brookline or Boston Sub to operate under the Franchises except for the approvals identified in the Partnership Disclosure Letter.

            5.2.13. ERISA. The Dolan Entities and the ERISA Affiliates have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan, all material required contributions and material required installments under ERISA or the Code have been made to each Plan on or before their due date, and the Dolan Entities are in compliance in all material respects with the currently applicable provisions of ERISA and the Code. Since December 22, 1987, no amendment has been adopted to any Plan which pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code will result in the loss of tax-exempt status of the trust of which such Plan is a part unless the Partnership or an ERISA Affiliate timely provides security to the Plan in accordance with the provisions of such Sections. None of the Dolan Entities nor any ERISA Affiliate has incurred any material liability to the PBGC or any Plan or Multiemployer Plan other than for payment of accrued premiums or contributions in the ordinary course.

            5.2.14. TAXES. Each of the Partnership, Brookline and Boston Sub has filed all United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes shown on such returns to be due and has otherwise paid all of its taxes currently due and payable.

            5.2.15. FAIRNESS OPINION. The General Partners have obtained from PaineWebber a fairness opinion, dated as of a date reasonably proximate to the date of this Agreement, that the consideration to be received by the unaffiliated Limited Partners in the Liquidation is fair, from a financial point of view, to the unaffiliated Limited Partners.

            5.3. REPRESENTATIONS AND WARRANTIES OF CABLEVISION. Cablevision represents and warrants to the Dolan Entities as follows:

            5.3.1. CORPORATE STATUS. Each of Cablevision and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

            5.3.2. LIMITED PARTNERSHIP STATUS. Finance LP is a limited partnership duly organized and validly existing under the laws of the State of New York.

            5.3.3. AUTHORITY FOR AGREEMENTS. Each of Cablevision, Finance LP and Merger Sub has the corporate or partnership power to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Transactions to which it is a party. The execution and delivery of the Transaction Documents to which any Cablevision Company is a party, and the consummation of the Transactions to which it is a party, have been duly authorized by all appropriate corporate or partnership action. The Transaction Documents to which any Cablevision Company is a party have been or will be duly executed and delivered by such Cablevision Company and constitute or will, when executed, constitute valid and legally binding obligations of such Cablevision Company, enforceable against such Cablevision Company in accordance with the terms of such Transaction Document.

            5.3.4. NO CONFLICTS, ETC. The execution and delivery of the Transaction Documents and the consummation of the Transactions will not conflict with or result in any violation of or default under (i) any provision of the certificate of incorporation or by-laws of any Cablevision Company or, (ii) except as set forth in Schedule 5.3.4, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any Cablevision Company, except, in the case of this subsection (ii), for any such conflict, violation or default as would not adversely affect any Cablevision Company's ability to perform its obligations under this Agreement or any other Transaction Document or consummate the Transactions or have a material adverse effect on the financial condition, operations or business of the Cablevision Companies taken as a whole. Except as specified in
      Schedule 5.3.4., no consent, license, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of any of the Cablevision Companies in connection with the execution and delivery of any of the Transaction Documents, or the consummation of the Transactions to which it is a party.

            5.3.5. AUTHORIZED CAPITAL OF CABLEVISION AND MERGER SUB. As of the date hereof and except as set forth in the Disclosure Letter, the authorized capital stock of Cablevision consists of: (i) 50,000,000 shares of Cablevision Class A Common Stock of which, (A) as of April 1, 1994, 10,912,922 shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Cablevision's Certificate of Incorporation or By-Laws or any agreement to which Cablevision is a party or by which Cablevision is bound, (B) as of April 1, 1994, 50,000 shares were held in the treasury of Cablevision, (C) as of May 26, 1994, 2,123,695 shares were reserved for future issuance pursuant to Cablevision's Amended and Restated Employee Stock Plan and its predecessor plans (the "Stock Plan"), (D) as of April 1, 1994, 12,411,532 shares were reserved for future issuance upon conversion of Cablevision Class B Common Stock, (E) as of April 1, 1994, 112,500 shares were reserved for issuance upon redemption of Cablevision Series C Preferred (F) 5,000,000 shares were reserved for issuance upon conversion of Cablevision's Series E Preferred Stock, par value $0.01 per share (the "Cablevision Series E Preferred"); (ii) 20,000,000 shares of Cablevision Class B Common Stock, of which, as of April 1, 1994, 12,411,532 shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Cablevision's Certificate of Incorporation or By-Laws or any agreement to which Cablevision is a party or by which Cablevision is bound; and (iii) 10,000,000 shares of Preferred Stock, par value $0.01 per share, of Cablevision, of which as of April 1, 1994, 110,622 shares of Cablevision Series C Preferred were issued and outstanding and 100,000 shares of Cablevision Series E Preferred were issued and outstanding, and all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Cablevision's Certificate of Incorporation or By-Laws or any agreement to which Cablevision is a party or by which Cablevision is bound. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of capital stock, of which 100 shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable.

            5.3.6.  CABLEVISION REPORTS; FINANCIAL STATEMENTS.  (a)
      Cablevision has delivered to the General Partners and the Partnership copies of (i) each registration statement, Report on Form 8-K and proxy statement prepared by it since December 31, 1993, (ii) Cablevision's Annual Report on Form 10-K for the year ended December 31, 1993, the Amendment to Cablevision's Annual Report on Form 10-K/A for the year ended December 31, 1993 and Cablevision's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, each in the form (including exhibits and any amendments thereto) filed with the SEC, and (iii) all other reports filed with the SEC since December 31, 1993 (collectively, the "Cablevision Reports"). As of their respective dates, the Cablevision Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Cablevision Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of Cablevision and its subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Cablevision Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and changes in financial position, as the case may be, of Cablevision and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

            (b) Cablevision did not have on December 31, 1993, any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the balance sheet, including the notes thereto, of Cablevision as at said date. Since December 31, 1993, there has been no material adverse change in the financial condition or operations or the business of Cablevision from that set forth in the Cablevision Reports (it being understood that no representation or warranty with respect to any Cable Act Effects is made in this Section 5.3.6(b)).

            (c) Insofar as information relating to Cablevision or its subsidiaries is concerned, (i) the Consent Solicitation Statement/Prospectus will not, at the time the Consent Solicitation Statement/Prospectus and each amendment and supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Consent Solicitation Statement/Prospectus and any amendment or supplement thereto and any supplemental soliciting materials will not, from the date of mailing the Consent Solicitation Statement/Prospectus to the Limited Partners through the Effective Time, contain any statement which, at the time and in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any communication with respect to the solicitation of a consent relating to the Incorporation or the Merger which has become false or misleading.

            5.3.7. LITIGATION. There is no judicial or administrative action, suit, proceeding or investigation pending or, to the best of Cablevision's knowledge, threatened which involves the validity of any of the Transaction Documents, of any amount payable in respect of, or which relates in any way to, any outstanding security of, interest in or claim of Cablevision, Finance LP or any Cablevision Company or any Dolan Entity against the Partnership, Brookline or Boston Sub, or of any action taken or to be taken by any Cablevision Company in connection with any of the Transaction Documents or the consummation of the transactions contemplated thereby. Cablevision is not in default under or in violation of or with respect to any law, rule, regulation, order, writ, injunction or decree of any court, arbitrator, governmental commission, bureau or other regulatory authority, which default or violation, individually or in the aggregate, is reasonably likely to have a material adverse effect on the financial condition, operations or business of the Cablevision Companies, taken as a whole, or adversely affect the ability of any Cablevision Company to perform its obligations under any Transaction Document or to consummate the Transactions.

            5.3.8.  PURCHASE FOR INVESTMENT.  Cablevision or its designee
      (which is Finance LP, in the case of CSSC's Preferred Equity) is acquiring Boston Sub, the CSBrC Shares and CSSC's Preferred Equity solely for investment, with no present intention to resell any such securities and acknowledges that such securities have not been registered pursuant to the Securities Act or any other applicable securities laws, and may not be transferred in the absence of such registration or an exemption therefrom.

            5.3.9. FINANCIAL ADVISOR; BROKERS, FINDERS. Cablevision has not retained any financial advisor, broker, finder or other similar consultant in connection with the Transactions contemplated hereby so as to give rise to any claim against any Dolan Entity for any financial advisory, brokerage or finder's commission, fee or similar compensation.

            5.3.10.  FAIRNESS OPINION.  Cablevision has obtained from
      Donaldson Lufkin & Jenrette Securities Corporation an opinion, dated as of the date of this Agreement, that the consideration to be paid by Cablevision in the Merger pursuant to this Agreement is fair to Cablevision from a financial point of view.


                              ARTICLE VI

                              COVENANTS

            6.1.  COVENANTS OF THE GENERAL PARTNERS AND THE PARTNERSHIP.

            6.1.1. FILINGS AND AUTHORIZATIONS. (a) Each of the General Partners and the Partnership will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by it pursuant to Applicable Law in connection with the execution and delivery of the Transaction Documents and the consummation of the Transactions, including filings with the City of Boston and the City of Brookline, and will use its reasonable efforts to obtain, or cause to be obtained, all consents, licenses, approvals, orders or authorizations listed in the Dolan Disclosure Letter, the Partnership Disclosure Letter or Schedule 5.3.4 or otherwise referred to in Section 6.1.8.

                  (b) The General Partners and the Partnership will coordinate and cooperate with Cablevision in exchanging such information, supplying such assistance and information and executing such instruments, documents, conveyances and assurances as may be reasonably requested by Cablevision in connection with

      Cablevision's satisfaction of its obligations under Section 6.2.1.

            6.1.2. PARTNERSHIP CREDIT AGREEMENT. On or prior to the effective date of the Incorporation, each of the General Partners and the Partnership will use all reasonable efforts to obtain an amendment to the Partnership Credit Agreement in form and substance reasonably satisfactory to Cablevision and the Partnership which provides for the assignment of such agreement to Boston Sub and which contains such other provisions as may be contemplated in the waiver and consent to the Incorporation received in December 1993 from the Banks under the Partnership Credit Agreement.

            6.1.3.  LIMITED PARTNERS' APPROVAL.  Other than as provided in
      Section 8.5, the General Partners and the Partnership will take, consistent with applicable law and the Partnership Agreement, all action necessary to commence and consummate the consent solicitations relating to the Incorporation and the Merger as promptly as practicable after the Consent Solicitation Statement/Prospectus is declared effective;
      PROVIDED, that the General Partners and the Partnership shall have received the written opinion of PaineWebber, dated no more than five business days prior to the effective date of the Consent Solicitation Statement/Prospectus, that the consideration to be received by the unaffiliated Limited Partners in the Liquidation is fair, from a financial point of view, to the unaffiliated Limited Partners. Other than as provided in Section 8.5, the General Partners shall recommend approval of the Incorporation and adoption and approval of this Agreement and the Merger and the Partnership shall take all lawful action to solicit such approval, provided that neither General Partner shall be required to take or refrain from taking any actions that would violate his or its fiduciary duties to the Limited Partners as determined by him or it on the basis of advice received from his or its outside counsel.

            6.1.4. STOCKHOLDER APPROVAL. The Partnership as the sole stockholder of Boston Sub shall adopt and approve this Agreement and the Merger if and when the same are adopted and approved by the Limited Partners.

            6.1.5. SEC FILINGS. The General Partners and the Partnership shall cooperate with Cablevision to prepare and file promptly with the SEC the Consent Solicitation Statement/Prospectus. The Partnership will file with the SEC all periodic and other documents and reports required to be filed on or prior to the Effective Time.

            6.1.6. BOSTON SUB SHARES. From the date hereof until the Effective Time, the Partnership shall at all times be the sole stockholder of Boston Sub and there shall be no transfers of any Boston Sub Shares.

            6.1.7. AFFILIATES AGREEMENTS. Prior to the Effective Time, the Partnership shall deliver to Cablevision a list of names and addresses of those persons who were, in its opinion, at the effective time of the consent solicitation relating to the Merger, "affiliates" of the Partnership within the meaning of Rule 145 (each such person, together with each person identified below, an "Affiliate") under the Securities Act that will acquire shares of Cablevision Class A Common Stock in connection with the Merger and Liquidation. The General Partners and the Partnership shall exercise their reasonable efforts to deliver or cause to be delivered to Cablevision, prior to the Effective Time, from each of the Affiliates of the Partnership (other than a Cablevision Company) identified in the foregoing list an affiliate's letter dated as of the Closing Date in customary form and reasonably acceptable to Cablevision.

            6.1.8. INCORPORATION. The Partnership shall have no obligation to consummate the Incorporation if one or more of the following conditions has not been satisfied or waived by the Partnership: (i) Limited
      Partners who are not affiliates of the General Partners entitled to 50% or more of the Partnership's Net Profits and Net Losses (as defined in the Partnership Agreement) shall consent to the Incorporation, (ii) all permits, orders, approvals and consents of, notices to, and registrations and filings with the City of Boston and the Town of Brookline required to be obtained in order to consummate the Incorporation and the Merger shall have been received and shall be in effect, (iii) the Partnership Credit Agreement shall be amended to permit the transfer of the Boston System assets to Boston Sub, the assumption by Boston Sub of the Partnership's obligations under the Partnership Credit Agreement and the release of the Partnership from its obligations under the Partnership Credit Agreement,
      (iv) there shall not be in effect any order, injunction, decree or judgment of any court or Governmental Authority, and there shall not be pending or threatened any action or proceeding by any Governmental Authority before any court or administrative body, to restrain, enjoin or otherwise prevent the consummation of the Incorporation or the Merger or to recover any damages or obtain other relief as a result of such Transaction, or (v) all material consents to the Incorporation and the Merger required by any Governmental Authority (other than those consents delivered pursuant to clause (ii) above) or under any agreement or contract to which the Partnership or Brookline is a party or by which it is bound have been received and shall be in effect.

            6.1.9. OTHER ACTIONS. The Dolan Entities, subject to the terms and conditions of this Agreement, will take all steps reasonably necessary to consummate each of the Transactions.

            6.2.  COVENANTS OF THE BUYER.

            6.2.1. FILINGS AND AUTHORIZATIONS. (a) Cable-vision will and will cause Merger Sub to, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by it pursuant to Applicable Law in connection with the execution and delivery of the Transaction Documents by Cablevision and Merger Sub and the consummation of the Transactions to which they are parties, including filings with the City of Boston and the City of Brookline, and will use its reasonable efforts to obtain, or cause to be obtained, all consents, licenses, approvals, orders or authorizations listed in the Dolan Disclosure Letter, the Partnership Disclosure Letter or Schedule 5.3.4.

                  (b) Cablevision will, and will cause Merger Sub to, coordinate and cooperate with the General Partners and the Partnership in exchanging such information, supplying such assistance and information and executing such instruments, documents, conveyances and assurances as may be reasonably requested in connection with the satisfaction by the General Partners and the Partnership of their obligations under Section 6.1.1.

            6.2.2. AMENDMENT TO CSC CREDIT AGREEMENT. Cablevision will use its reasonable efforts to amend the CSC Credit Agreement to permit the consummation of the Transactions.

            6.2.3. SEC FILINGS. Cablevision shall cooperate with the Partnership to prepare and file promptly with the SEC the Consent Solicitation Statement/Prospectus.

      Cablevision will file with the SEC all periodic and other documents and reports required to be filed on or prior to the Effective Time.

            6.2.4. OTHER FILINGS. Cablevision shall use its reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the Transactions and the Partnership agrees to furnish all information concerning the Partnership as may be reasonably requested in connection with any such action, PROVIDED, HOWEVER, that nothing in this Section 6.2.4 or elsewhere in this Agreement shall require Cablevision to agree to (i) amend its certificate of incorporation or by-laws in any way, or (ii) enter into any other agreement or arrangement (other than the Transaction Documents), or make any undertakings, in connection with obtaining any such permits or approvals or otherwise performing its obligations under this Agreement.

            6.2.5. STOCK EXCHANGE LISTING. Cablevision shall use its reasonable efforts to cause Cablevision Class A Stock to be issued in the Merger to be approved for listing on the American Stock Exchange, subject in each case to official notice of issuance, prior to the Closing Date and shall use its reasonable efforts to obtain any consents or approvals required in connection therewith.

            6.2.6. OTHER ACTIONS. Cablevision, subject to the terms and conditions of this Agreement, will take all other steps reasonably necessary to consummate each of the Transactions.


                              ARTICLE VII

                        CONDITIONS PRECEDENT

            7.1. CONDITIONS PRECEDENT TO EACH PARTY'S OBLIGATIONS. The respective obligations of each of the parties hereto to consummate the Transactions are subject to the fulfillment (or written waiver by each party) of each of the following conditions:

            7.1.1. CONSUMMATION OF INCORPORATION. The Incorporation shall have been duly consummated and the Incorporation Restructuring Agreement shall have been duly executed and delivered by the parties thereto.

            7.1.2. LIMITED PARTNER APPROVAL. This Agreement shall have been duly adopted and approved by the Limited Partners of the Partnership and by the Partnership as the sole stockholder of Boston Sub, in accordance with applicable law, the Partnership Agreement and the certificate of incorporation and by-laws of Boston Sub.

            7.1.3. CABLE APPROVALS. All permits, orders, approvals and consents of, notices to, and registrations and filings with the City of Boston and the Town of Brookline, which are required to transfer the Franchise Agreements and the Franchises in connection with the consummation of the Transactions shall have been obtained or made and all such permits, orders, approvals and consents shall be effective and shall not have been suspended, revoked or stayed.

            7.1.4. AMENDMENT TO PARTNERSHIP CREDIT AGREEMENT. The Partnership Credit Agreement shall have been amended as contemplated by
      Section 6.1.2 in form and substance reasonably satisfactory to both Cablevision and the Partnership.

            7.1.5. AMENDMENT TO CSC CREDIT AGREEMENT. The CSC Credit Agreement shall have been amended as contemplated by Section 6.2.2. in form and substance reasonably satisfactory to Cablevision.

            7.1.6. NO INJUNCTION, ETC. Consummation of the Transactions shall not have been restrained, enjoined or otherwise prohibited by any order, injunction, decree or judgment of any court or Governmental Authority, and no such action or proceeding shall be pending or threatened on the Closing Date before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of the Transactions or to recover any damages or obtain other relief as a result of such Transactions.

            7.1.7. BROOKLINE AMENDMENTS. The Amendment to the Brookline Partnership Agreement as set forth in Annex V hereto and the Brookline Sale Agreement shall have been duly and validly executed and delivered by each of the parties thereto.

            7.1.8. CONSENTS. Any material consents to the Transactions required by any Governmental Authority (other than those consents delivered pursuant to Section 7.1.3) or under any agreement or contract to which any party hereto is a party or is bound shall have been obtained and delivered to the parties hereto.

            7.1.9. PROXY STATEMENT/PROSPECTUS. The Consent Solicitation Statement/Prospectus shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Consent Solicitation Statement/Prospectus shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

            7.1.10. BLUE SKY APPROVALS. Cablevision and the Partnership shall have received all state securities and "Blue Sky" permits and other authorizations necessary to consummate the Transactions.

            7.1.11.  STOCK EXCHANGE LISTING.  The shares of Cablevision Class
      A Stock issuable to the Partnership pursuant to this Agreement shall have been authorized for listing on the American Stock Exchange upon official notice of issuance.

            7.1.12. PURCHASE OF CSBRC SHARES. At the Closing Dolan shall have tendered all of the CSBrC Shares for purchase and Cablevision shall have purchased such shares, as provided in Section 1.3.

            7.1.13. THE PREFERRED EQUITY SALE. Finance LP shall have purchased from CSSC, and CSSC shall have sold to Finance LP, all of CSSC's Preferred Equity as provided in Section 1.4.

            7.1.14. THE MERGER RESTRUCTURING AGREEMENT. The Merger Restructuring Agreement shall have been duly and validly executed by each of the parties thereto and Cablevision shall have paid to the Dolan Entities all amounts due pursuant to such agreement.

            7.2. CONDITIONS TO OBLIGATIONS OF CABLEVISION. The obligation of Cablevision to consummate the Transactions to which it is a party shall be subject to the fulfillment (or written waiver by Cablevision) on or prior to the Closing Date of the following additional conditions, which the General Partners and the Partnership agree to use their reasonable efforts to cause to be fulfilled:

            7.2.1. REPRESENTATIONS, PERFORMANCE, ETC. The representations and warranties of Dolan contained in Section 5.1 and the Partnership contained in Section 5.2 shall be true and correct in all material respects at and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as affected by the transactions contemplated hereby, (b) to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date, or
      (c) insofar as any representation or warranty relates to the business of the Partnership, the Systems or the Partnership's assets or liabilities, such representation or warranty shall, from and after the Incorporation, relate to such business, Systems, assets or liabilities as owned by Boston Sub (to the extent required or permitted by this Agreement to be transferred to Boston Sub). The General Partners and the Partnership (or Boston Sub, if appropriate) shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date. To the extent that any agreement of the Partnership can only be effectively performed, or any condition can only be satisfied, by Boston Sub following the Incorporation, the General Partners and the Partnership agree to cause Boston Sub to perform such agreement or to take all reasonable steps to perform such condition prior to the Merger. The General Partners and the Partnership (or Boston Sub, if appropriate) shall have delivered to Cablevision a certificate, dated the Closing Date and signed by such entity, to the effect set forth above in this Section 7.2.1.

            7.2.2. APPRAISAL RIGHTS. Holders of not more than 200 units of Limited Partnership interest of the Partnership (other than such units held by Cablevision and its affiliates) shall have exercised their appraisal rights pursuant to Section 1.8 of this Agreement.

            7.2.3. NO MATERIAL ADVERSE CHANGE. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the business, operations or condition (financial or otherwise) of the Partnership, Boston Sub and Brookline, taken as a whole, provided that no Cable Act Effect singly or in the aggregate shall constitute a material adverse effect for purposes of this Section 7.2.3.

            7.2.4. OPINION OF COUNSEL. Cablevision shall have received an opinion, dated the Closing Date, from

      Debevoise & Plimpton, counsel to the General Partners and the Partnership, substantially to the effect set forth in Schedule 7.2.4 to Cablevision.

            7.3. CONDITIONS TO OBLIGATIONS OF THE GENERAL PARTNERS AND THE PARTNERSHIP. The obligations of the General Partners and the Partnership to consummate the Transactions to which they are parties shall be subject to the fulfillment (or written waiver by the General Partners and the Partnership) on or prior to the Closing Date of the following additional conditions, which Cablevision agrees to use its reasonable efforts to cause to be fulfilled:

            7.3.1. REPRESENTATIONS, PERFORMANCE, ETC. The representations and warranties of Cablevision contained in Section 5.3 hereof shall be true and correct in all material respects at and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such time, except (a) as affected by the Transactions or (b) to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date. Cablevision shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it or any other Cablevision Company prior to or on the Closing Date. Cablevision shall have delivered to the General Partners and the Partnership a certificate dated the Closing Date and signed by an officer of Cablevision to the effect set forth above in this Section 7.3.1.

            7.3.2. NO MATERIAL ADVERSE CHANGE. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the business, operations or condition (financial or otherwise) of Cablevision provided that no Cable Act Effect shall singly or in the aggregate constitute a material adverse effect for purposes of this
      Section 7.3.2.

            7.3.3. OPINION OF COUNSEL. The General Partners and the Partnership shall have received an opinion, dated the Closing Date, from the General Counsel of Cablevision, substantially to the effect set forth in Schedule 7.3.3 to the General Partners and the Partnership.

                             ARTICLE VIII

                             TERMINATION

            8.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the Limited Partners of the Incorporation or the Merger, by the mutual consent of Cablevision and the General Partners on behalf of the Partnership.

            8.2. TERMINATION AFTER THE FIRST ANNIVERSARY OF THIS AGREEMENT. Cablevision, the General Partners or the Partnership may terminate this Agreement by written notice to the other parties after the first anniversary of the date of this Agreement if the Merger shall not have been consummated pursuant hereto, unless such date is extended by the mutual written consent of the parties hereto.

            8.3. TERMINATION BY CABLEVISION, THE PARTNERSHIP OR THE GENERAL PARTNERS IF NOT APPROVED BY UNAFFILIATED LIMITED PARTNERS. This Agreement may be terminated and the Merger may be abandoned by action of Cablevision, the Partnership or the General Partners if the approval of the Limited Partners of the Partnership to the Incorporation or the Merger required by Section 7.1 shall not have been obtained by the relevant consent solicitation expiration date (including any extensions thereof).

            8.4. TERMINATION UPON BREACH. This Agreement may be terminated and the Merger may be abandoned (i) by Cablevision upon a material breach by a Dolan Entity of this Agreement if such breach shall continue unremedied for a period of 30 days after written notice of such breach is given to the Dolan Entities by Cablevision, PROVIDED, that a breach of a representation or warranty under Section 5.2 of this Agreement shall not be the basis for termination as provided in this Section 8.4(i) if such breach was known to any executive officer (other than Dolan) of Cablevision on the date hereof, or (ii) by the Partnership or the General Partners upon a material breach by a Cablevision Company of this Agreement if such breach shall continue unremedied for a period of 30 days after written notice of such breach is given to Cablevision by the Partnership or the General Partners, PROVIDED, that a breach of a representation or warranty of any Cablevision Company contained in this Agreement shall not be the basis for termination as provided in this
Section 8.4 (ii) if such breach was known to Dolan or any officer of CSBC or CSBrC on the date hereof.

            8.5. SPECIAL TERMINATION RIGHTS. In addition to the right to terminate this Agreement pursuant to Section 8.1, 8.2, 8.3 and 8.4, this Agreement may be terminated at any time prior to the consummation of the Incorporation (i) by Cablevision, if Cablevision determines that the Incorporation or the Merger is not in the best interests of its public stockholders, or (ii) by the General Partners, if the General Partners determine that the Incorporation or the Merger is not in the best interests of the Limited Partners who are not affiliates of the General Partners, and the Partnership.

            8.6. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, 8.2, 8.3, 8.4 or 8.5, this Agreement shall become void and have no effect, without any liability in respect of this Agreement on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives or stockholders, to any other party to this Agreement, except (a) for any liability resulting from such party's willful breach of this Agreement and (b) for the obligations of the parties under Section 9.3 and Section 9.4.


                              ARTICLE IX

                     DEFINITIONS, MISCELLANEOUS

            9.1. DEFINITION OF CERTAIN TERMS. As used in this Agreement and the Annexes and Schedules hereto, the following terms shall have the following meanings:

            AFFILIATE: means as to any Person, any other Person that controls, is controlled by, or is under common control with such Person.

            AFFILIATE CLAIMS: as defined in the Consent Solicitation Statement/Prospectus.

            APPLICABLE LAW: means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, judgments, awards and decrees of or agreements with any Governmental Authority.

            AVERAGE CABLEVISION STOCK PRICE:  as defined in Section 4.1.

            BOSTON ASSETS:  as defined in Section 1.1.

            BOSTON LIABILITIES:  as defined in Section 1.1.

            BOSTON SUB:  as defined in the Recitals.

            BOSTON SUB SHARE:  as defined in Section 4.1.

            BOSTON SYSTEM:  as defined in the Recitals.

            BOSTON TRANSPORT:  as defined in Section 5.2.5.

            BROOKLINE:  as defined in the Recitals.

            BROOKLINE SALE AGREEMENT:  as defined in Section 1.3.

            BROOKLINE SYSTEMS:  as defined in the Recitals.

            CABLE ACT: means the Cable Television Consumer Protection Act of 1992 and the rules and regulations promulgated thereunder from time to time.

            CABLE ACT EFFECTS: (i) reductions in existing rates and charges and projected rates and charges, or rebates, refunds or similar payments, resulting from the regulation of rates and charges as provided for or contemplated by the Cable Act; (ii) changes required in billing and collection practices as provided for or contemplated by the Cable Act;
      (iii) programming, compensation payments and other business changes and charges resulting from the "must carry" and "retransmission consent" provisions of the Cable Act; (iv) increased competition resulting from the Cable Act, including from the program access requirements thereof; (v) changes in franchise award and renewal practices as provided for in or contemplated by the Cable Act; (vi) costs and technological and business changes resulting from compliance with the equal employment opportunity, customer service, consumer protection, customer privacy, home wiring, equipment compatibility and technical standards provisions of the Cable Act; (vii) costs and liabilities resulting from the provisions governing indecent and obscene programming in or contemplated by the Cable Act; and
      (viii) other effects directly resulting from the Cable Act.

            CABLEVISION CLASS A STOCK:  as defined in Section 4.1.

            CABLEVISION COMPANIES:  as defined in Section 4.1.

            CABLEVISION REPORTS:  as defined in Section 5.3.6.

            CABLEVISION SERIES C PREFERRED:  as defined in Section 4.1.

            CALIFORNIA PARTNERSHIP ROLL-UP RULES: Sections 25014.5 - 25014.7 of the California Corporations Code.

            CERTIFICATE OF MERGER:  as defined in Section 1.6.

            CLOSING:  as defined in Section 1.4.

            CLOSING DATE:  as defined in Section 1.4.

            CODE:  as defined in Section 1.01 of the Partnership Credit
      Agreement.

            CONSENT SOLICITATION STATEMENT/PROSPECTUS: as defined in Section 5.2.6(c).

            CSBC:  as defined in the Recitals.

            CSBRC:  as defined in the Recitals.

            CSBRC STOCK:  as defined in Section 1.3.

            CSC CREDIT AGREEMENT: The Third Amended and Restated Credit Agreement, dated as of June 24, 1992 and amended by Amendment No. 1, dated as of August 4, 1992, and Amendment No. 2 and Waiver, dated as of November 8, 1993, among Cablevision, the banks parties thereto, Bank of Montreal, Chicago Branch, The Bank of New York, The Bank of Nova Scotia and The Canadian Imperial Bank of Commerce, as Co-Agents, and Toronto Dominion (Texas), Inc., as Agent.

            CSSC:  as defined in the Recitals.

            DGCL:  as defined in Section 1.1.

            DISSOLUTION AND LIQUIDATION:  as defined in Section 1.7.

            DOLAN DISCLOSURE LETTER: the disclosure letter, dated the date of this Agreement, that is delivered by Dolan to Cablevision and Merger Sub at the time of execution and delivery of this Agreement identifying exceptions to the representations and warranties made by Dolan pursuant to
      Section 5.1.

            DOLAN ENTITY: Dolan, CSSC, CSBC, CSBrC, Boston Sub, the Partnership and Brookline.

            EFFECTIVE TIME:  as defined in Section 1.6.

            ERISA: as defined in Section 10.01 of the Partnership Credit Agreement.

            ERISA AFFILIATE: as defined in Section 10.01 of the Partnership Credit Agreement; PROVIDED, that for the purposes of this Agreement, ERISA Affiliate shall not include any Cablevision Company.

            EXPENSE RESERVE FUND:  as defined in Section 1.1.

            FINANCE LP:  as defined in the Recitals.

            FRANCHISE AGREEMENTS: the franchise agreements between the Town of Brookline and Brookline and between the City of Boston and the Partnership granting the Franchises.

            FRANCHISES: the franchises granted by the City of Boston and the Town of Brookline to construct, operate and maintain cable television systems in the City of Boston and the Town of Brookline.

            GOVERNMENTAL APPROVAL: an authorization, consent, approval, permit, license or exemption of, registration or filing with, or report or notice to, any Governmental Authority.

            GOVERNMENTAL AUTHORITY: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof.

            INCORPORATION:  as defined in Section 1.1.

            INCORPORATION RESTRUCTURING AGREEMENT:  as defined in Section 1.1.

            INDEBTEDNESS: as defined in the Partnership Credit Agreement, as such definition is in effect on the date hereof.

            LEASES:  as defined in Section 5.2.8.

            LIEN: any lien, pledge, charge, security interest, title retention agreement, adverse claim, option or other third party interest or claim.

            LIMITED PARTNER:  as defined in the Recitals.

            LOSSES:  as defined in Section 9.3(a).

            MERGER:  as defined in Section 1.2.

            MERGER CONSIDERATION:  as defined in Section 4.1.

            MERGER RESTRUCTURING AGREEMENT:  as defined in Section 1.2.

            MERGER SUB:  as defined in the Recitals.

            MULTIEMPLOYER PLAN: as defined in Section 10.01 of the Partnership Credit Agreement.

            PARTNERSHIP AGREEMENT: the Second Amended and Restated Articles of Limited Partnership of Cablevision of Boston Limited Partnership, dated as of March 30, 1984, as amended by the First Amendment dated September 28, 1984.

            PARTNERSHIP CREDIT AGREEMENT: the Fourth Amended and Restated Loan Agreement, dated as of September 30, 1991, as amended, among the Partnership, the Lenders named therein, and The Toronto-Dominion Bank Trust Company, as Agent.

            PARTNERSHIP DISCLOSURE LETTER: The disclosure letter, dated the date of this Agreement, that is delivered by the Partnership to Cablevision and Merger Sub of the time of execution and delivery of this Agreement identifying exceptions to the representations and warranties made by the Partnership pursuant to Section 5.2.

            PARTNERSHIP EXPENSES:  as defined in Section 9.4(c).

            PARTNERSHIP REPORTS:  as defined in Section 5.2.6.

            PARTNERSHIP SOLICITATION COSTS:  as defined in Section 9.4(b).

            PBGC:  as defined in Section 10.01 of the Partnership Credit
      Agreement.

            PERSON: any natural person, firm, partnership, association, corporation, trust or Governmental Authority.

            PERMITTED LIENS: as defined in Section 10.01 of the Partnership Credit Agreement.

            PLAN:  as defined in Section 10.01 of the Partnership Credit
      Agreement.

            PREFERRED EQUITY: the interests in the Partnership represented by the Agreement, dated September 30, 1985, between Finance LP and the Partnership and the Agreement, dated June 29, 1989, between CSSC and the Partnership.

            PREFERRED EQUITY AMOUNT:  as defined in Section 1.7.

            PREFERRED EQUITY SALE:  as defined in Section 1.4.

            PREFERRED EQUITY SHARES:  as defined in Section 4.1.

            SEC:  the United States Securities and Exchange Commission.

            SECURITIES ACT:  the Securities Act of 1933, as amended.

            STOCK SALE:  as defined in Section 1.3.

            SURVIVING CORPORATION:  as defined in Section 1.2.

            SYSTEMS:  as defined in the Recitals.

            TERMINATION RELATED LOSSES:  as defined in Section 9.3(a).

            TRANSACTION DOCUMENTS: this Agreement, the Certificate of Merger, the Incorporation Restructuring Agreement, the Merger Restructuring Agreement, the Brookline Sale Agreement and the Brookline Partnership Agreement Amendment, and the other documents delivered in connection with the foregoing.

            TRANSACTIONS: shall mean the transactions contemplated by the Transaction Documents including, without limitation, the Incorporation, the Merger, the Stock Sale, the Preferred Equity Sale and the Dissolution and Liquidation.

            TRANSFERRED PREFERRED EQUITY:  as defined in Section 1.4.

            UNITS: shall mean units of limited partnership interest of the Partnership.

            9.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement shall terminate (i) in the event of and upon the termination of this Agreement pursuant to Section
8.1 or (ii) upon the Closing.

            9.3. INDEMNIFICATION. (a) Whether or not any of the Transactions are consummated, Cablevision hereby agrees to indemnify the General Partners and hold the General Partners harmless from and against, and shall reimburse them on demand for, any and all losses, damages, liabilities, claims, demands, deficiencies, judgments, settlements, whether or not arising out of third-party claims, including without limitation the reasonable fees and expenses of counsel and other related costs and expenses, but excluding any fees, costs and expenses covered in Section 9.4 hereof ("Losses") resulting from or arising out of the Transactions, including but not limited to (i) all liabilities of the Partnership and Brookline in connection with the Transactions and (ii) all liabilities whatsoever to Limited Partners in connection with the Transactions; PROVIDED, that Cablevision shall not be required by this Agreement to indemnify either of the General Partners (1) for Termination Related Losses (as hereinafter defined) in the event that this Agreement shall be terminated (I) by Cablevision pursuant to Section 8.4 as a result of any breach of this Agreement by either of the General Partners, acting in their individual or corporate capacity, as the case may be, and not in their capacity as a general partner of the Partnership or Brookline, or (II) by the General Partners or the Partnership for reasons other than a breach of this Agreement by a Cablevision Company, or (2) for any Losses (A) related to any amounts payable by the Partnership to either of the General Partners with respect to any Affiliate Claim or Preferred Equity or (B) subject to Section 9.3(b), related in any way to any outstanding security of or interest in the Partnership. "Termination Related Losses" are (i) any Losses resulting from the termination of this Agreement and (ii) in the case of a termination under Section 8.4, Losses related to the breach of this Agreement which gave rise to the termination. If (i) this Agreement is terminated by the General Partners pursuant to Section 8.5 and (ii) any of the General Partners or the Partnership shall enter into an agreement within 12 months from the date of such termination providing for the sale or disposition of all or substantially all of the equity interests in, or assets of, the Partnership (or Boston Sub if the Incorporation has occurred), then the General Partners shall promptly reimburse Cablevision for any amounts paid to such General Partners pursuant to
Section 9.3(a) hereof and the indemnity provided under Section 9.3(a) shall terminate.

            (b) From and after the Effective Time, Cablevision shall indemnify the General Partners and hold the General Partners harmless from and against, and shall reimburse them for, any and all Losses resulting from or arising out of acting as a general partner of the Partnership or Brookline (whether before or after the Effective Time) or as an officer or director of Boston Sub, including but not limited to (i) liabilities, obligations and commitments of the Partnership and Brookline, (ii) Boston Liabilities and (iii) liabilities, obligations and commitments whatsoever to the partners of the Partnership and Brookline, provided that Cablevision shall not indemnify the General Partners for any Losses related to (A) any indebtedness owed by Brookline to the Partnership as of the date of this Agreement, PROVIDED, that the foregoing limitation shall not apply from and after any time Dolan ceases to be a general partner of Brookline for any reason and (B) any amounts payable to either of the General Partners with respect to any Affiliate Claim or Preferred Equity (but nothing in this clause (B) shall in any way abrogate or impair the obligations of Cablevision under the Merger Restructuring Agreement).

            (c) If a claim by a third party is made against a party indemnified pursuant to this Section 9.3, and if such indemnified party intends to seek indemnity with respect thereto under this Section 9.3, the indemnified party shall promptly notify the indemnifying party of such claim; provided that the failure of the indemnified party to notify the indemnifying party of any such claim shall not relieve the indemnifying party of its obligations under this
Section 9.3, except to the extent the indemnifying party is actually prejudiced by such failure. In case any action or proceeding including any such claim is brought against the indemnified party, the indemnifying party shall be entitled to participate therein and to assume the defense thereof with counsel reasonably satisfactory to the indemnified party to the extent it may wish; PROVIDED that in the event the indemnifying party so assumes the defense, the indemnified party shall still have the right to employ separate counsel at its own expense in any such action and to participate in the defense thereof. Without the prior written consent of the indemnified party, which consent shall not unreasonably be withheld, the indemnifying party will not consent to the entry of any judgment or enter into any settlement of any such claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff thereof to such indemnified party of a release from any and all liability in respect of such claim or litigation. The indemnified party will not enter into any settlement or pay (except pursuant to a final court order or judgment) any such claim without the prior written consent of the indemnifying party, which consent shall not unreasonably be withheld. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party or parties.


            (d) Notwithstanding any other provision hereof, (i) Cablevision shall not indemnify a General Partner under this Section 9.3 for any action taken or any failure to act by such General Partner, acting in their individual or corporate capacity, as the case may be, and not in their capacity as a general partner of the Partnership or Brookline, after the date of this Agreement if such action or failure to act is in breach of any provision hereof or if such action or inaction constituted a willful violation of law and (ii) Cablevision shall not indemnify the General Partners under this Section 9.3 for any failure of the General Partners to liquidate the Partnership in a manner consistent with the Consent Solicitation Statement/Prospectus or this Agreement, unless such manner of liquidation is required by any applicable order, injunction, decree or judgment of any Governmental Authority.

            (e) Notwithstanding the statutory or common law liability of a general partner for the obligations of a partnership, the General Partners shall not be liable for any breach of the representations, warranties or covenants of the Partnership set forth in the Agreement, it being expressly agreed that all such liabilities shall be satisfied only from the assets of the Partnership.

            9.4. EXPENSES. (a) Except as may otherwise expressly provided in this Section 9.4, each party shall bear all of its expenses, costs and fees (including the fees of attorneys, auditors and appraisers, financial advisory fees, investment banking fees, travel expenses and all other fees related to the preparatory work of the Transactions) in connection with the Transactions. Whether or not the Transactions contemplated hereby are consummated and except as may otherwise expressly provided in this Section 9.4, the parties agree that Cablevision and the Partnership shall each be responsible for one-half of the costs of the preparation, printing and mailing the consents to the Incorporation and Merger, the Consent Solicitation Statement/Prospectus and other documents, and for the costs of the preparation and execution of this Agreement.

            (b) If the Incorporation or the Merger is not approved by the Limited Partners: (i) Cablevision shall bear all costs in connection with the solicitation of consents to the Incorporation and the Merger ("Partnership Solicitation Costs") to the extent but only to the extent a general partner or sponsor would be required pursuant to Section 25014.7(g) of the California Corporations Code to pay such costs if the provisions of the California Partnership Roll-up Rules had been applicable to the Transactions, and if not so required, the Partnership shall bear such costs; and (ii) the Partnership shall bear all other Partnership Expenses, subject to possible reimbursement as provided in Section 9.4(e).

            (c) If the Merger is consummated, Cablevision shall bear all of the Partnership's and Boston Sub's expenses, costs and fees (including the fees of attorneys, auditors and appraisers, costs of printing and mailing the consents to the Merger, the Consent Solicitation Statement/Prospectus and other documents, financial advisory fees, investment banking fees, travel expenses and all other fees related to the preparatory work of the Transactions) in connection with the Transactions, including the preparation and execution of this Agreement and compliance herewith, and the preparation of the consents to the Incorporation and the Merger, the Consent Solicitation Statement/Prospectus and other documents, but not including any other costs that would have otherwise been incurred by the Partnership or Boston Sub in the ordinary course of business ("Partnership Expenses").

            (d) If the Incorporation is rejected by the Limited Partners, subject to the last sentence of this Section 9.4(d), then, in addition to any reimbursement obligation Cablevision may have under Section 9.4(b), Cablevision shall reimburse the Partnership for the percentage of Partnership Expenses equal to (i) the total amount of such Partnership Expenses multiplied by (ii) a fraction the numerator of which is the number of units of limited partnership interest in the Partnership ("Units") entitled to vote that did not vote in favor of the Incorporation and the denominator of which is the total number of Units entitled to vote that are outstanding on the date for the expiration of the solicitation of consents to the Incorporation. If the Incorporation is approved by the Limited Partners but the Merger is rejected by the Limited Partners, then, in addition to any reimbursement obligation Cablevision may have under Section 9.4(b), Cablevision shall reimburse the Partnership for the percentage of Partnership Expenses equal to (i) the total amount of Partnership Expenses multiplied by (ii) a fraction the numerator of which is the number of Units entitled to vote that did not vote in favor of the Merger and the denominator of which is the total number of Units entitled to vote that are outstanding on the date of the expiration of the solicitation of consents to the Merger promptly upon request. Cablevision shall only reimburse the Partnership pursuant to this Section 9.4(d) to the extent but only to the extent the rights of Limited Partners would otherwise be presumed not to be protected under Section 25104.7(e) of the California Corporations Code by reason of the Partnership paying such costs if the provisions of the California Partnership Roll-up Rules had been applicable to the Transactions; otherwise, the Partnership shall bear such costs.

            (e) Notwithstanding any other provision of this Section 9.4, (i) in the event that (A) either General Partner terminates this Agreement pursuant to the provisions of Section 8.5 or (B) Cablevision terminates this Agreement pursuant to Section 8.4 because of a breach of this Agreement by any Dolan Entity, each Dolan Entity shall bear all of its own, and the Partnership and Boston Sub shall jointly and severally be responsible for Cablevision's, expenses, costs and fees (including the fees of attorneys, auditors and appraisers, costs of preparing, printing and mailing the Consent Solicitation Statement/Prospectus and other documents, financial advisory fees, investment banking fees, independent committee expenses, travel expenses and all other fees related to the preparatory work of the Transactions) in connection with the Transactions, (ii) in the event that (A) Cablevision terminates this Agreement pursuant to the provisions of Section 8.5 or (B) the General Partners or the Partnership terminate this Agreement pursuant to Section 8.4 because of a breach of this Agreement by a Cablevision Company, each of Cablevision, Merger Sub and Finance LP shall bear its own expenses and shall jointly and severally be responsible for the Partnership Solicitation Costs and Partnership Expenses, and

(iii) if the Incorporation and the Merger occur, any expenses, costs and fees of the Partnership and Boston Sub shall be satisfied first from the Expense Reserve Fund before any amounts are required to be paid under this Section 9.4 by any Cablevision Company and, if the Expense Reserve Fund exceeds all such expenses, costs and fees, the excess shall promptly be paid over by the Partnership to Boston Sub and shall not, in any event, be distributed in the Liquidation, PROVIDED that, if the Merger is not consummated because of the failure of any condition to the consummation thereof to be satisfied (other than as a result of a breach of this Agreement), then each party shall bear its own expenses (except as otherwise provided in Section 9.4(b) and this Section 9.4(e)).

            9.5. FURTHER ASSURANCES. From time to time after the Closing, each of the parties hereto will execute and deliver, or cause to be executed and delivered, such documents as the other parties may reasonably request in order to more effectively consummate the sale by the Dolan Entities of, and vest in Cablevision (or its designee) or the Surviving Corporation good title in, any of the property that is the subject of the Transactions and to give effect to the transactions contemplated hereby and thereby.

            9.6. SEVERABILITY. If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable, unless to give effect to any such remaining provision or provisions would frustrate the purpose and intention of the parties hereunder. The invalidity of any one or more phrases, sentences, clauses, sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

            9.7. NOTICES. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (b) transmitted by hand delivery or telecopy, addressed as follows:

            (i) if to Cablevision, Merger Sub, Finance LP or the Surviving Corporation,

                  Cablevision Systems Corporation
                  One Media Crossways
                  Woodbury, New York 11797
                  Telecopy:  (516) 496-1780
                  Telephone: (516) 496-1500
                  Attention:  William Bell

                  with copies to:

                  Cablevision Systems Corporation
                  One Media Crossways
                  Woodbury, New York 11797
                  Telecopy:  (516) 496-1780
                  Telephone: (516) 496-1500
                  Attention:  General Counsel

                  and to:

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004
                  Telecopy:  (212) 558-3588
                  Telephone: (212) 558-4000
                  Attention:  John P. Mead

          (ii)  if to Dolan, CSBC, CSSC, the Partnership or Merger Sub,

                  c/o Cablevision Systems Corporation
                  One Media Crossways
                  Woodbury, New York 11797
                  Telecopy:  (516) 496-1780
                  Telephone: (516) 496-1500
                  Attention:  Charles F. Dolan

                  with copies to:

                  Cablevision Systems Corporation
                  One Media Crossways
                  Woodbury, New York 11797
                  Telecopy:  (516) 364-4592
                  Telephone: (516) 496-1136
                  Attention:  William F. Frewin
                  and to:

                  Debevoise & Plimpton
                  875 Third Avenue
                  New York, New York 10022
                  Telecopy:  (212) 909-6836
                  Telephone: (212) 909-6000
                  Attention:  Richard D. Bohm

or, in each case, at such other address as may be specified in writing to the other parties hereto.

            9.8.  MISCELLANEOUS.

            9.8.1. HEADINGS. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

            9.8.2. ENTIRE AGREEMENT. This Agreement, together with the Schedules, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, except for any agreement which specifically states that it is not subject to this Section 9.8.2. The only representations and warranties made by the parties hereto with respect to the subject matter hereof are the representations and warranties contained in this Agreement.

            9.8.3. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same instrument.

            9.8.4. GOVERNING LAW. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of New York.

            9.8.5. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns, PROVIDED, that the parties hereto shall not assign any of their respective rights or obligations under this Agreement except (a) as specifically provided herein with respect to a designee of Cablevision, or (b) with the prior written consent of the other parties hereto.

            9.8.6. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns, except that the provisions of Section 1.8 shall be enforceable by the Limited Partners.

            9.8.7. AMENDMENT; WAIVERS. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.

            9.8.8. NO EFFECT ON PREFERRED EQUITY. The parties hereto agree that nothing contained in this Agreement or any other Transaction Document or in the Consent Solicitation Statement/Prospectus shall have any effect on the rights of any affiliate of Cablevision under the Letter Agreement, dated as of September 30, 1985, between Finance LP and the Partnership or on the rights of CSSC under the Letter Agreement, dated June 29, 1989, between CSSC and the Partnership, except as expressly provided in the Incorporation Restructuring Agreement and the Merger Restructuring Agreement.

                       [Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                        CABLEVISION OF BOSTON LIMITED
                           PARTNERSHIP

                        By:   CHARLES F. DOLAN,
                                as General Partner


                               /s/ Charles F. Dolan
                              ------------------------------------
                                        Charles F. Dolan


                        By:   CABLEVISION SYSTEMS BOSTON
                                 CORPORATION, as General Partner


                              By:   /s/ Charles F. Dolan
                                    ------------------------------
                                    Name:  Charles F. Dolan
                                    Title:  Chairman


                        CHARLES F. DOLAN


                          /s/ Charles F. Dolan
                              ------------------------------------


                        CABLEVISION SYSTEMS BOSTON CORPORATION


                              By:  /s/ Charles F. Dolan
                                   ------------------------------
                                    Name:  Charles F. Dolan
                                    Title:  Chairman


                        CABLEVISION SYSTEMS CORPORATION


                        By:   /s/ William J. Bell
                              -----------------------------------
                              Name:  William J. Bell
                              Title:  Vice Chairman

                        CABLEVISION OF BOSTON, INC.


                        By:   /s/ William J. Bell
                              ------------------------------------
                              Name:  William J. Bell
                              Title:  Vice Chairman


                        COB, INC.


                        By:   /s/ William J. Bell
                              ------------------------------------
                              Name:  William J. Bell
                              Title:  Vice Chairman


                        CABLEVISION SYSTEMS
                           SERVICES CORPORATION


                        By:   /s/ Charles F. Dolan
                              ------------------------------------
                              Name:  Charles F. Dolan
                              Title:  President


                        CABLEVISION FINANCE
                           LIMITED PARTNERSHIP

                        By:   CABLEVISION SYSTEMS CORPORATION,
                                 as General Partner


                              By:   /s/ William J. Bell
                                    ------------------------------
                                    Name:  William J. Bell
                                    Title:  Vice Chairman

                                           ANNEX I TO MERGER AGREEMENT


                 INCORPORATION RESTRUCTURING AGREEMENT



            INCORPORATION RESTRUCTURING AGREEMENT (hereinafter called the "Agreement"), dated as of ________ __, 1994, among CABLEVISION OF BOSTON LIMITED PARTNERSHIP, a Massachusetts limited partnership (the "Partnership"), CABLEVISION SYSTEMS CORPORATION, a Delaware corporation ("Cablevision"), CHARLES
F. DOLAN ("Dolan"), CABLEVISION SYSTEMS SERVICES CORPORATION, a Delaware corporation wholly-owned by Dolan ("CSSC"), and CABLEVISION FINANCE LIMITED PARTNERSHIP, a New York limited partnership wholly-owned by Cablevision ("Finance LP").

                                RECITALS

            WHEREAS, the Partnership owns and operates a cable television system in the City of Boston, Massachusetts (the "Boston System");

            WHEREAS, Cablevision, Finance LP, CSSC and Dolan hold certain claims and interests in the Partnership relating to subordinated debt, advances, management fees, preferred equity interests and accrued and unpaid interest and distributions thereon, all of which claims, and the current outstanding amounts thereof, are set forth on Exhibit A to this Agreement (all such claims are collectively referred to herein as the "Affiliate Claims and Interests");

            WHEREAS, such preferred equity interests in the Partnership (collectively, the "Preferred Equity") are held by Finance LP and CSSC;

            WHEREAS, contemporaneously with the execution of this Agreement, the Partnership is transferring to Cablevision of Boston, Inc., a Delaware corporation wholly-owned by the Partnership ("Boston Sub"), substantially all of its assets and all of its liabilities (the "Boston Liabilities") and Boston Sub is assuming all such Boston Liabilities (such incorporation of Boston Sub and such asset and liability transfers are hereinafter referred to as the "Incorporation");

            WHEREAS, it is a condition precedent to the consummation of the Incorporation that (x) Cablevision, Finance LP, CSSC and Dolan (i) release the Partnership from certain specified liabilities with respect to all Boston Liabilities owed to such parties upon the assumption thereof by Boston

Sub in the Incorporation and (ii) make certain adjustments to the amount of the accrued and unpaid distributions on their Preferred Equity in connection with the consummation of the Incorporation and (y) CSSC assign to Finance LP a portion of the accrued and unpaid cumulative distributions with respect to its Preferred Equity which will remain due to CSSC from the Partnership after giving effect to this Agreement in order to make proportionate the effect of the reductions to CSSC's and Finance LP's Preferred Equity which are being agreed to in connection with the Incorporation; and

            WHEREAS, because Cablevision, Finance LP, CSSC and Dolan desire to cause the occurrence of the Incorporation to facilitate a subsequent merger involving Boston Sub and for certain other reasons, such parties are willing to provide the releases and to make the adjustments to the Preferred Equity provided for by this Agreement.

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


                                ARTICLE I

                      RESTRUCTURING AND RELEASES

            1.1. REDUCTION IN RATE OF RETURN ON PREFERRED EQUITY. (a) FINANCE LP. From and after the consummation of the Incorporation, the per annum interest rate provided for in the first sentence of the third full paragraph of the Letter Agreement, dated as of September 30, 1985, between Finance LP and the Partnership (the "Finance LP Letter Agreement"), in respect of the net amount of the Cash Infusion (as such term is defined in the Finance LP Letter Agreement) shall be reduced from 15% to 10%. Except as so amended, the Finance LP Letter Agreement shall remain in full force and effect.

            (b) CSSC. From and after the consummation of the Incorporation, the per annum interest rate provided for in the first sentence of the third paragraph of the Letter Agreement, dated as of June 29, 1989, between CSSC and the Partnership (the "CSSC Letter Agreement"), in respect of the net amount of the Cash Infusion (as such term is defined in the CSSC Letter Agreement) shall be reduced from 15% to 10%. Except as so amended, the CSSC Letter Agreement shall remain in full force and effect.

            1.2.  CERTAIN REDUCTIONS TO THE PREFERRED EQUITY.  (a)FINANCE
LP. Finance LP represents and warrants to the Partnership that Exhibit B hereto sets forth a complete and correct listing of the outstanding amount of each of its Affiliate Claims and Interests, including the face amount of its Preferred Equity and all accrued and unpaid distributions thereon, in each case as of __________, 1994. Finance LP agrees that effective upon the consummation of the Incorporation, the amount of the accrued and unpaid distributions on its Preferred Equity shall be reduced by $_______, from $_______ to $_______, and the amount so reduced shall be deemed forgiven. Finance LP hereby unconditionally and irrevocably releases and forever discharges, effective upon the Incorporation, each of the Partnership and Boston Sub from any obligation it would otherwise have to make any payments or take any other action in respect of such released amount.

            (b) CSSC. CSSC represents and warrants that Exhibit C hereto sets forth a complete and correct listing of the outstanding amount of each of its Affiliate Claims and Interests, including the face amount of its Preferred Equity and all accrued and unpaid distributions thereon, in each case as of ___________, 1994. CSSC agrees that effective upon the consummation of the Incorporation, the amount of the accrued and unpaid distributions on its Preferred Equity shall be reduced by $_______, from $_______ to $_______ (such remaining amount, the "Remaining CSSC Amount"), and the amount so reduced shall be deemed forgiven. CSSC hereby unconditionally and irrevocably releases and forever discharges, effective upon the Incorporation, each of the Partnership and Boston Sub from any obligation it would otherwise have to make any payments or take any other action in respect of such released amount.

            1.3. ASSIGNMENT OF ACCRUED AND UNPAID DISTRIBUTIONS ON THE PREFERRED EQUITY. Effective upon the consummation of the Incorporation and the reductions provided for in Section 1.2 of this Agreement, CSSC irrevocably and unconditionally assigns to Finance LP the right to receive $_______* of the Remaining CSSC Amount.

____________________
* This amount shall be determined by subtracting from the GP Allocation (as defined below) the amount of the reduction in CSSC's Preferred Equity distributions provided in Section 1.2(b) ($403,000 as of March 31, 1994). The GP Allocation shall be determined by multiplying the GP Group Percentage (as defined in Annex II to the Merger Agreement) (17.64% as of March
                                                                  (continued...)

            1.4. RELEASE OF THE PARTNERSHIP. Upon the consummation of the Incorporation, each of Cablevision, Dolan, CSSC and Finance LP, on behalf of itself and all persons or entities claiming by or through it, does hereby unconditionally release and forever discharge the Partnership, its past and present agents, attorneys and divisions, from any and all manner of actions, causes of action, suits, claims, counterclaims, cross claims, defenses and demands whatsoever, arising from any and all debts, demands, agreements, contracts, judgments, accounts, claims and liabilities whatsoever which are being assumed by Boston Sub in connection with the Incorporation; it being understood and agreed that, in the case of CSSC and Finance LP, the foregoing release and discharge in this Section 1.4 does not apply to any claims they may have in respect of their Preferred Equity, and in the case of Dolan and any person claiming by, through or under him, the foregoing release and discharge in this Section 1.4 does not apply to any rights he or such person has to receive any indemnification from the Partnership.


                               ARTICLE II

                             MISCELLANEOUS

            2.1. FURTHER ASSURANCES. From time to time after the date hereof, each of the parties hereto will execute and deliver, or cause to be executed and delivered, such documents as the other parties may reasonably request in order to more effectively give effect to the agreements contemplated hereby.

            2.2. ENTIRE AGREEMENT. This Agreement, together with the Exhibits hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

____________________
*(...continued)
     31, 1994) as of the end of the month immediately preceding the date of the Incorporation by the aggregate amount of the reduction in Preferred Equity distributions provided in Section 1.2 ($8,995,000 as of March 31, 1994).
     As of March 31, 1994, the GP Allocation was $1,587,000 and the amount to be provided in Section 1.3 was $1,183,000. Dollar amounts used in this footnote have been rounded to the nearest thousand.

          2.3. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

          2.4. GOVERNING LAW. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of New York.

            2.5. AMENDMENT; WAIVERS. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                    CABLEVISION OF BOSTON LIMITED
                                      PARTNERSHIP


                                    By
                                      -------------------------------------

                                    CABLEVISION SYSTEMS
                                    CORPORATION


                                    By
                                      -------------------------------------


                                      -------------------------------------
                                          Charles F. Dolan


                                    CABLEVISION SYSTEMS
                                      SERVICES CORPORATION


                                    By
                                      -------------------------------------
                                      Title:


                                    CABLEVISION FINANCE
                                      LIMITED PARTNERSHIP

                                    By CABLEVISION SYSTEMS CORPORATION,
                                          as General Partner


                                    By
                                      -------------------------------------
                                      Title:

                                                   ANNEX II TO MERGER AGREEMENT


                 Formula for Allocating Reductions in Cumulative
               Distributions on Preferred Equity held by Finance LP

                         (Dollar amounts at March 31, 1994
                    have been rounded to the nearest thousand)


Step 1 Add, as of the close of business on the date prior to the Closing Date, for the Dolan Entities:

                  - Unpaid subordinated debt of the Partnership ("Subordinated Debt") held by the Dolan Entities ("GP Group Subordinated Debt") ($109,000 at March 31, 1994)

                  - Unpaid interest on Subordinated Debt at the contractually provided rate owed to the Dolan Entities ($3,853,000 at March 31, 1994)

                  - Unpaid management fees ("Management Fees") owed to the Dolan Entities by the Partnership ($14,519,000 at March 31, 1994)

                  - Unpaid interest on Management Fees at the contractually provided rate owed to the Dolan Entities ("GP Group Management Fees") $5,969,000 at March 31, 1994)

                  - Preferred Equity held by the Dolan Entities (prior to its transfer to Cablevision Finance in connection with the Transactions) ("GP Group Preferred Equity") ($4,600,000 at March 31, 1994)

                  - Cumulative unpaid distributions on the GP Group Preferred Equity at the contractually provided rate ($4,034,000 at March 31, 1994)


            The total amount so obtained is the "GP Group Base Claims" ($33,084,000 as of March 31, 1994)


Step 2 Add, as of the close of business on the date prior to the Closing Date, for Cablevision Companies:

                  - Unpaid advances to the Partnership by any Cablevision Company and unpaid subordinated debt of the Partnership held by a Cablevision Company plus interest thereon at the contractually provided rate ($22,823,000 at March 31, 1994)

                  - Preferred Equity held by Cablevision Companies (prior to the transfer of the GP Group Preferred Equity by CSSC to Cablevision Finance in connection with the Transactions) ("Cablevision Preferred Equity") ($45,700,000 at March 31, 1994)

                  - Cumulative unpaid distributions on the Cablevision Preferred Equity at the contractually provided rate ($85,912,000 at March 31, 1994)

            The total amount so obtained is the "Cablevision Base Claims" ($154,435,000 at March 31, 1994)


Step 3 Add the GP Group Base Claims and the Cablevision Base Claims -- the amount so obtained is the "Total Base Claims" ($187,519,000 at March 31, 1994)


Step 4 Divide the GP Group Base Claims by the Total Base Claims -- the amount so obtained is the "GP Group Percentage" (17.64% at March 31,
            1994)


Step 5 Divide the Cablevision Base Claims by the Total Base Claims -- the amount so obtained is the "Cablevision Percentage" (82.36% at March 31, 1994)


Step 6 Subtract from $169,343,434 the total amount required to be paid to repay in full all amounts of any nature owing under, and required for full repayment, under the Partnership Credit Agreement as of the Closing Date -- the amount so obtained is the "Balance Available".


Step 7 Multiply the GP Group Percentage by the Balance Available -- the amount so obtained is the "GP Group Amount".


Step 8 Multiply the Cablevision Percentage by the Balance Available -- the amount so obtained is the "Cablevision Amount".

Step 9 From the GP Group Amount shall be subtracted (i) GP Group Subordinated Debt (ii) GP Group Preferred Equity (calculated without regard to the Preferred Equity Sale) and (iii) GP Group Management Fees and the negative amount obtained is the "Management Fee Deficit

            Allocation". There shall be transferred to Cablevision by the Dolan Entities, all accumulated interest on GP Group Subordinated Debt, all accrued interest on GP Group Management Fees and Management Fees in an amount equal to the Management Fee Deficit Allocation (the total amount so transferred is the "Transferred Amount").


Step 10 From the Cablevision Amount shall be subtracted unpaid advances and unpaid subordinated debt owing to Cablevision Companies, the Transferred Amount, and the Cablevision Preferred Equity (computed without regard to the Preferred Equity Sale). The amount so obtained shall be the amount of Cumulative Preferred Equity Distributions which, together with the Cablevision Preferred Equity (computed after giving effect to the Preferred Equity Sale), will be paid in the Liquidation by the issuance of Cablevision Class A Stock. All other cumulative Preferred Equity distributions will be reduced to zero and deemed forgiven pursuant to the Merger Restructuring Agreement.

                                    __________

            The actual computation of the foregoing as of March 31, 1994 is set forth in the Consent Solicitation Statement/Prospectus under the heading "Calculation of Allocation of Consideration" and such illustrative table may be referred to in interpreting this Annex II.

                                         ANNEX III TO MERGER AGREEMENT


                    MERGER RESTRUCTURING AGREEMENT



            MERGER RESTRUCTURING AGREEMENT (hereinafter called the "Agreement"), dated as of ________ __, 1994, among CABLEVISION OF BOSTON LIMITED PARTNERSHIP, a Massachusetts limited partnership (the "Partnership"), CABLEVISION SYSTEMS CORPORATION, a Delaware corporation ("Cablevision"), CABLEVISION OF BOSTON, INC., a Delaware corporation wholly-owned by the Partnership ("Boston Sub"), CABLEVISION OF BROOKLINE LIMITED PARTNERSHIP, a Massachusetts limited partnership ("Brookline"), CABLEVISION SYSTEMS SERVICES CORPORATION, a Delaware corporation ("CSSC"), and CABLEVISION FINANCE LIMITED PARTNERSHIP ("Finance LP"), a New York limited partnership.

                                RECITALS

            WHEREAS, the Partnership owns and operates a cable television system in the City of Boston, Massachusetts (the "Boston System");

            WHEREAS, prior to the execution of this Agreement, the Partnership has transferred substantially all of its assets and all of its liabilities (the "Boston Liabilities") to Boston Sub, and Boston Sub has assumed all such Boston Liabilities;

            WHEREAS, Finance LP and CSSC hold certain claims against Boston Sub relating to subordinated debt, advances, management fees and accrued and unpaid interest thereon, all of which claims, and the current outstanding amounts thereof, are set forth on Part I of Exhibit A to this Agreement (all such claims are collectively referred to herein as the "Affiliate Claims");

            WHEREAS, prior to the execution of this Agreement, Finance LP and CSSC held certain preferred equity interests in the Partnership (collectively, the "Preferred Equity");

            WHEREAS, contemporaneously with the execution of this Agreement, CSSC is selling to Finance LP and Finance LP is acquiring from CSSC, all of CSSC's Preferred Equity and COB, Inc. ("COB"), a Delaware corporation wholly-owned by Cablevision, is merging with and into Boston Sub (such merger of COB with and into Boston Sub is hereinafter referred to as the "Merger") pursuant to the Acquisition Agreement and Plan of Merger and Reorganization, dated as of June 14, 1994, among the Partnership, Boston Sub, Charles F.

Dolan, Cablevision Systems Boston Corporation, Cablevision, COB, CSSC and Finance LP (the "Merger Agreement");

            WHEREAS, it is a condition to the consummation of the Merger that
(x) Finance LP accept certain reductions of the amount of the accrued and unpaid distributions on its Preferred Equity, (y) (i) Boston Sub and CSSC and (ii) Brookline and CSSC terminate certain management agreements between such parties, and (z) CSSC assign to Finance LP a portion of the consideration CSSC would otherwise receive in the Merger in order to make proportionate the effect of the reductions to CSSC's and Finance LP's Preferred Equity which are being agreed to in connection with the Merger; and

            WHEREAS, because the Partnership, Boston Sub, Brookline, Finance LP and CSSC desire to effect the consummation of the Merger, such parties are willing to make the adjustments and enter into the other agreements provided for hereby.

            NOW, THEREFORE, for good and valuable consideration, the receipt of and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


                                ARTICLE I

                             RESTRUCTURING

            1.1. CERTAIN REDUCTIONS TO THE PREFERRED EQUITY OF FINANCE LP. Finance LP represents and warrants to the Partnership that (i) the face amount of its Preferred Equity, including all of the Preferred Equity it is acquiring from CSSC on the date hereof, is $__________ and (ii) the amount of all of the accrued and unpaid distributions on all such Preferred Equity on the date hereof is $__________. Finance LP agrees that effective upon the consummation of the Merger, the amount of the accrued and unpaid distributions on all such Preferred Equity (including all of the Preferred Equity it is acquiring from CSSC on the date hereof) shall be reduced by $_______, from $_______ to $_______, the amount so reduced shall be deemed forgiven and no additional distributions shall hereafter accrue. Effective upon the Merger and Finance LP's receipt from the Partnership of the consideration in respect of the Preferred Equity Amount (as such term is defined in the Merger Agreement), Finance LP hereby unconditionally and irrevocably releases and forever discharges each of the Partnership, Boston Sub and COB from any obligation it would otherwise have to make any payments or take any other action in respect of all such eliminated accrued and unpaid contributions on the Preferred Equity.

            1.2. ASSIGNMENT OF INTEREST ON MANAGEMENT FEES. CSSC hereby irrevocably and unconditionally assigns to Finance LP the right to receive (x) $_______ in accrued and unpaid interest on management fees and subordinated debt which CSSC is entitled to receive from Boston Sub in connection with the consummation of the Merger and (y) $______ of the management fees which CSSC is entitled to receive from Boston Sub in connection with the consummation of the Merger (collectively, the "Assigned Amounts"), and Boston Sub hereby agrees that, effective upon the consummation of the Merger, the Assigned Amounts shall be paid to Finance LP by the creation of intercompany indebtedness owing from Boston Sub to Finance LP.

            1.3. SATISFACTION OF AFFILIATE CLAIMS. Each of the parties hereto understands and agrees that in connection with the consummation of the Merger, each of Finance LP and CSSC shall receive from Cablevision the applicable consideration set forth on Part II of Exhibit A to this Agreement in respect of its respective Affiliate Claims.


                               ARTICLE II

                 TERMINATION OF MANAGEMENT AGREEMENTS

            2.1. TERMINATION OF BOSTON MANAGEMENT AGREEMENT. Each of Boston Sub and CSSC hereby agrees that, effective upon the consummation of the Merger, all of the terms and provisions of the Amended and Restated Agreement, dated as of the 30th day of March 1984, by and between CSSC and the Partnership
(the "Partnership Management Agreement") shall terminate and have no further force or effect.

            2.2. TERMINATION OF BROOKLINE MANAGEMENT AGREEMENT. Each of Brookline and CSSC hereby agrees that, effective upon the consummation of the Merger, all of the terms and provisions of the Agreement, dated as of the 28th day of December 1983, by and between CSSC and Brookline shall terminate and be of no further force or effect.

                              ARTICLE III

                             MISCELLANEOUS

            3.1. FURTHER ASSURANCES. From time to time after the date hereof, each of the parties hereto will execute and deliver, or cause to be executed and delivered, such documents as the other parties may reasonably request in order to more effectively give effect to the transactions contemplated hereby.

            3.2. ENTIRE AGREEMENT. This Agreement, together with the Exhibits hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

            3.3. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

            3.4. GOVERNING LAW. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of New York.

            3.5. AMENDMENT; WAIVERS. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                    CABLEVISION OF BOSTON LIMITED
                                      PARTNERSHIP


                                    By
                                      -------------------------------------


                                    CABLEVISION OF BROOKLINE
                                      LIMITED PARTNERSHIP


                                    By
                                      -------------------------------------


                                    CABLEVISION SYSTEMS
                                      CORPORATION


                                    By
                                      -------------------------------------


                                    CABLEVISION OF BOSTON, INC.


                                    By
                                      -------------------------------------



                                    ---------------------------------------
                                    Charles F. Dolan


                                    CABLEVISION SYSTEMS
                                      SERVICES CORPORATION


                                    By
                                      -------------------------------------
                                      Title:

                                    CABLEVISION FINANCE
                                      LIMITED PARTNERSHIP

                                    By CABLEVISION SYSTEMS CORPORATION,
                                         as General Partner


                                    By
                                      -------------------------------------
                                      Title:

                                                   ANNEX IV TO MERGER AGREEMENT



- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------












                             BROOKLINE SALE AGREEMENT

                                    Relating To

                       0.5% General Partnership Interest in

                   CABLEVISION OF BROOKLINE LIMITED PARTNERSHIP







                           Dated as of _______ __, 1994


- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

RECITALS    .............................................................     1

                                    ARTICLE I

                               THE TRANSACTIONS

1.1.      Cablevision's Right to Purchase
            Dolan's Brookline General
            Partnership Interest................................              2
1.2.      Dolan's Put...........................................              4
1.3.      Closing with Respect to the Right of
          First Refusal, the Acquisition Right
          or Dolan's Put........................................              5

                                   ARTICLE II

                        REPRESENTATIONS AND WARRANTIES

2.1.      Representations and Warranties of
            the Dolan...........................................              6
          2.1.1.   Title to Dolan's Brookline
                     General Partnership Interest...............              6
          2.1.2.   Authority for Agreement......................              6
          2.1.3.   No Conflicts, etc............................              6
          2.1.4.   Litigation...................................              7

2.2.      Representations and Warranties
            of Cablevision......................................              7
          2.2.1.   Corporate Status.............................              7
          2.2.2.   Authority for Agreement......................              7
          2.2.3.   No Conflicts, etc............................              7
          2.2.4.   Litigation...................................              8

                                   ARTICLE III

                          DEFINITIONS, MISCELLANEOUS

3.1.      Definition of Certain Terms...........................              8
3.2.      Miscellaneous.........................................              8
          3.2.1.   Headings.....................................              8
          3.2.2.   Entire Agreement.............................              8
          3.2.3.   Counterparts.................................              9
          3.2.4.   Governing Law................................              9
          3.2.5.   Assignment...................................              9
          3.2.6.   No Third Party Beneficiaries.................              9
          3.2.7.   Amendment; Waivers...........................              9

                           BROOKLINE SALE AGREEMENT


         BROOKLINE SALE AGREEMENT (hereinafter called this "Agreement"), dated as of _______ __, 1994, among CHARLES F. DOLAN ("Dolan") and CABLEVISION SYSTEMS CORPORATION, a Delaware corporation ("Cablevision").


                                   RECITALS

         WHEREAS, each of Cablevision and Dolan entered into an Acquisition Agreement and Plan of Merger and Reorganization, dated as of June __, 1994 (the "Merger Agreement"), among Cablevision of Boston Limited Partnership, a Massachusetts limited partnership (the "Partnership"), and the other parties named therein;

         WHEREAS, the Partnership owns 99% of the partnership interests in Cablevision of Brookline Limited Partnership, a Massachusetts limited partnership ("Brookline"), which owns and operates a cable television system in Brookline, Massachusetts;

         WHEREAS, Dolan and Cablevision Systems Brookline Corporation, a Delaware corporation wholly-owned by Dolan ("CSBrC"), are the general partners of, and each owns 0.5% of the partnership interests in, Brookline; and

         WHEREAS, upon consummation of the transactions contemplated by the Merger Agreement, Cablevision shall own, either directly or through a wholly-owned subsidiary, the 99% partnership interest and all of the capital stock of CSBrC and Dolan shall continue to own his 0.5% partnership interest in Brookline ("Dolan's Brookline General Partnership Interest");

         WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Dolan and Cablevision wish to enter into this Agreement granting Cablevision and Dolan or his estate, as the case may be, certain rights to acquire (in the case of Cablevision) or to sell (in the case of Dolan or his estate) Dolan's 0.5% partnership interest in Brookline, on the terms and conditions set forth more fully herein.

         NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein the parties hereto hereby agree as follows:

                                    ARTICLE I

                               THE TRANSACTIONS

         1.1. CABLEVISION'S RIGHT TO PURCHASE DOLAN'S BROOKLINE GENERAL PARTNERSHIP INTEREST. (a) Dolan hereby grants to Cablevision a right of first refusal (the "Right of First Refusal") to purchase Dolan's Brookline General Partnership Interest upon the terms and conditions set forth in this Section 1.1(a). Dolan shall only be permitted to transfer Dolan's Brookline General Partnership Interest in whole, but not in part. Dolan shall not have the right to sell or otherwise alienate Dolan's Brookline General Partnership Interest without first offering to Cablevision a right to purchase Dolan's Brookline General Partnership Interest, all on the terms hereinafter set forth.

         (i) Dolan must offer Dolan's Brookline General Partnership Interest to Cablevision by means of a written notice (an "Offer Notice") delivered to Cablevision. The Offered Interest shall be offered to Cablevision at a price and upon terms no less favorable to Cablevision than those which Dolan is willing to accept from a BONA FIDE third party purchaser pursuant to a BONA FIDE offer from such third party purchaser (a "Bona Fide Offer"); PROVIDED, HOWEVER, that regardless of the terms of the Bona Fide Offer, Dolan's Brookline General Partnership Interest shall be offered to Cablevision on terms that permit Cablevision one hundred and twenty (120) days within which to complete the purchase. The Offer Notice shall include a statement setting forth the identity of, and the price and terms offered by, such third party for the purchase of Dolan's Brookline General Partnership Interest. In any case where a Bona Fide Offer has been made in respect of Dolan's Brookline General Partnership Interest in conjunction with other property, the price in respect of Dolan's Brookline General Partnership Interest shall be the Allocated Interest Offer Price, as defined below. The "Allocated Interest Offer Price" shall mean (A) if the proposal or agreement contemplating such sale specifically allocates a portion of the purchase price for all property covered thereby to Dolan's Brookline General Partnership Interest, unless such allocation is unreasonable, such allocated purchase price, as certified to Cablevision by Dolan or (B) if the proposal or agreement contemplating such sale does not contain a specific allocation to Dolan's Brookline General Partnership Interest, or if the provisions of clause (A) above shall be inapplicable, an amount equal to the product of the purchase price for all such property and a fraction, the numerator of which is equal to the Fair Market Value (as defined below) of Dolan's General Partnership Interest and the denominator of which is equal to the Fair Market Value of all such property to be sold, as certified to Cablevision by Dolan. As used herein, "Fair Market Value" shall mean the price at which a willing seller would sell and a willing buyer would buy such property having full knowledge of the facts, and assuming each party acts on an arm's-length basis with the expectation of concluding the purchase or sale within a reasonable time. In any case where there is a dispute as to the Fair Market Value of any property, such dispute shall be determined by an appraiser selected jointly by Cablevision and Dolan or, if Cablevision and Dolan are not able to agree on the selection of an appraiser, each of Dolan and Cablevision shall select an appraiser and the appraisers so selected shall select another appraiser, which shall determine the Fair Market Value of the property in question.

       (ii) Dolan's General Partnership Interest shall be offered to Cablevision for a period of ninety (90) days. Within ninety (90) days after receipt of the Offer Notice, Cablevision shall accept, in whole and not in part, or reject such offer for Dolan's General Partnership Interest by delivering a notice in writing to Dolan.

      (iii) If Dolan's General Partnership Interest has not been accepted and Cablevision has not delivered a writing in which it has refused to exercise its Right of First Refusal, then Dolan may, within one hundred and fifty
   (150) days of the date of the Offer Notice, transfer Dolan's General Partnership Interest to such third party at a price not less than the price, and on terms no more favorable to the third party than those, contained in the Bona Fide Offer and the Offer Notice. If Dolan's General Partnership Interest is not so disposed of within such 150-day period on the terms and conditions set forth in the Offer Notice, then Dolan shall, before disposing of Dolan's Brookline General Partnership Interest, again be obligated to provide the Right of First Refusal set forth in this Section 1.1(a).

         (b)  In addition to the rights set forth in paragraph (a) of this
Section 1.1, Dolan hereby grants to Cablevision a right to acquire (the "Acquisition Right") Dolan's Brookline General Partnership Interest upon the earlier to occur of Dolan's death and January 1, 2002 at the greater of $10,000 and the book value of Dolan's Brookline General Partnership Interest on the date of such transfer (the "Call Price").

         1.2. DOLAN'S PUT. Cablevision hereby agrees that, (i) upon Dolan's death, Dolan's estate shall have a right to sell to Cablevision and Cablevision shall have the obligation to purchase from Dolan ("Dolan's Put") Dolan's Brookline General Partnership Interest at the Call Price or (ii) in the event of a Cablevision Change in Control or a Brookline Change in Control (in each case, as defined below), Dolan shall have the right to sell to Cablevision and Cablevision shall have the obligation to purchase from Dolan Dolan's Brookline General Partnership Interest at the greater of the Call Price or the applicable price (the "Put Price") set forth below:


               Date of Cablevision
                  or Brookline
                Change in Control                           Put Price
                -----------------                           ---------

          Year ending [     ]*, 1994                       $4,800,000
          Year ending [     ]*, 1995                        4,400,000
          Year ending [     ]*, 1996                        3,900,000
          Year ending [     ]*, 1997                        3,400,000
          Year ending [     ]*, 1998                        2,900.000
          Year ending [     ]*, 1999                        2,300,000
          Year ending [     ]*, 2000                        1,600,000
          Year ending [     ]*, 2001                          800,000
          Year ending [     ]*, 2002                           10,000

          For purposes hereof, a "Cablevision Change in Control" shall occur if
(a) the following shall have occurred: (i) a transaction is consummated, (x) which is approved by the holders of at least a majority of the outstanding shares of Class A Common Stock, par value $0.01 per share, of Cablevision ("Class A Common Stock") or (y) in which a majority of the holders of Class A Common Stock (other than Dolan and any member of the Dolan Group (as defined below)) transfer their shares of Class A Common Stock to any Person other than Dolan or any member of the Dolan Group and (ii) (A) any Person other than Dolan or any member of the Dolan Group acquires beneficial ownership (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of Class A Common Stock, (B) such Person acquires securities representing more than 50% of the voting power of Cablevision and (C) Dolan and the Dolan Group collectively cease to own beneficially and of record, a number of shares of Cablevision capital stock sufficient to enable Dolan and the Dolan Group to elect a majority of the members of the Board of Directors of Cablevision or (b) a transaction or series of related transactions is consummated (i) in which any Person (other than Cablevision, Dolan or any member of the Dolan Group, any trustee or other fiduciary holding securities under an employee benefit plan of Cablevision, or any corporation owned, directly or indirectly, by the Cablevision stockholders in substantially the same proportions as their ownership of stock of Cablevision) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Cablevision representing 50% or more of the combined voting power of Cablevision's then outstanding securities eligible to vote and (ii) to which the requirements of

____________________
*    Insert date on which the Merger is consummated.

Section VII of Paragraph (A) of Article Fourth of the Certificate of Incorporation of Cablevision are applicable and have been satisfied. For purposes hereof, "Dolan Group" means (i) Charles F. Dolan, any spouse, child, child of a spouse or parent (in each of the foregoing instances, whether natural or adopted), and any other intestate distributee, heir or legatee of Charles F. Dolan; (ii) any legal representative, guardian or conservator of any of the persons described in clause (i) above; (iii) the intestate estate of any of the persons described in clause (i) above; (iv) The Dolan Family Foundation, a New York not-for-profit corporation; and (v) any trust of which there are no principal beneficiaries other than any of the persons or entities described in clauses (i) - (iv) above or any partnership or corporation of which there are no partners or stockholders other than the persons described in clauses (i) - (iv) above.

         For purposes hereof, a "Brookline Change in Control" shall occur if a transaction is consummated pursuant to which substantially all of the assets, or substantially all of the limited partnership interests of Brookline or the general partnership interests of Brookline held directly or indirectly by Cablevision are acquired by any Person other than Dolan or any member of the Dolan Group or Cablevision or of its subsidiaries (collectively, the "Dolan Affiliates").

         1.3. CLOSING WITH RESPECT TO THE RIGHT OF FIRST REFUSAL, THE ACQUISITION RIGHT OR DOLAN'S PUT. Any exercise of the Right of First Refusal, the Acquisition Right or Dolan's Put pursuant to this Article I shall be effected by written notice (the "Notice") to the other party hereto, which notice shall contain the Allocated Interest Offer Price, the Call Price or the Put Price, as applicable, and the date and time of the closing of the transaction, which closing shall occur at the offices of Cablevision or such other location as the parties may agree in writing within 30 days of the date of such Notice, or as soon thereafter as is reasonably practicable after obtaining any required approvals. Each of Cablevision and Dolan agree to use each of its and his reasonable efforts to obtain any such required approvals as promptly as practicable. On such date, Dolan or his estate, as the case may be, shall deliver to Cablevision an assignment of Dolan's Brookline General Partnership Interest and Cablevision shall deliver to Dolan or his estate, as the case may be, the Allocated Interest Offer Price, the Call Price or the Put Price, as applicable, in immediate by available funds.


                                   ARTICLE II

                        REPRESENTATIONS AND WARRANTIES

         2.1. REPRESENTATIONS AND WARRANTIES OF DOLAN. Dolan represents and warrants to Cablevision as follows:

         2.1.1.  TITLE TO DOLAN'S BROOKLINE GENERAL PARTNERSHIP INTEREST.
   Dolan owns and at the closing of the transaction provided for in Section 1.1 and 1.2, as the case may be, will own, beneficially and of record, Dolan's Brookline General Partnership Interest, free and clear of any Liens.

         2.1.2. AUTHORITY FOR AGREEMENT. Dolan has the legal capacity to execute and deliver this Agreement, to perform his obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been executed and delivered by Dolan, and constitutes a valid and legally binding obligation of Dolan, enforceable against Dolan in accordance with its terms.

         2.1.3. NO CONFLICTS, ETC. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default under (i) any provision of the Agreement of Limited Partnership of Brookline or, (ii) except as to the franchise granted by the Town of Brookline to construct, operate and maintain the cable television system in the Town of Brookline, as to which no representation or warranty is made in this Section 2.1.3, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Dolan except, as to this subsection (ii) only, any such conflict, violation or default as would not adversely affect the ability of Dolan to perform its obligations under this Agreement or consummate the Transactions contemplated hereby. No consent, license, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority (an "Approval") or other third party is required on the part of Dolan in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby (other than any necessary Approvals required from the Federal Communications Commission and the Town of Brookline and any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other necessary regulatory approvals in connection with the transfer of Dolan's General Partnership Interests).

         2.1.4. LITIGATION. There is no judicial or administrative action, suit, proceeding or investigation pending or, to the best of Dolan's knowledge, threatened against Dolan, which involves the validity of this Agreement or of any action taken or to be taken by Dolan in connection therewith or the consummation of the transactions contemplated hereby.

         2.2. REPRESENTATIONS AND WARRANTIES OF CABLEVISION. Cablevision represents and warrants to Dolan as follows:

         2.2.1. CORPORATE STATUS. Cablevision is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         2.2.2. AUTHORITY FOR AGREEMENT. Cablevision has the corporate power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all appropriate corporate action. This Agreement has been duly executed and delivered by Cablevision and constitutes the valid and legally binding obligation of Cablevision, enforceable against Cablevision in accordance with its terms.

         2.2.3. NO CONFLICTS, ETC. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default under (i) any provision of the Certificate of Incorporation or By-laws of Cablevision or
   (ii) any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Cablevision, except, as to this subsection (ii) only, for any such conflict, violation or default as would not adversely affect Cablevision's ability to perform its obligations under this Agreement or consummate the Transactions contemplated hereby or have a material adverse effect on the financial condition, operations or business of Cablevision. No consent, license, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of Cablevision in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby (other than any necessary Approvals required from the Federal Communications Commission and the Town of Brookline and any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other necessary regulatory approvals in connection with the transfer of Dolan's General Partnership Interests).

         2.2.4. LITIGATION. There is no judicial or administrative action, suit, proceeding or investigation pending or, to the best of Cablevision's knowledge, threatened which involves the validity of this Agreement or of any action taken or to be taken by Cablevision in connection herewith or the consummation of the transactions contemplated hereby.

                                   ARTICLE III

                          DEFINITIONS, MISCELLANEOUS

         3.1. DEFINITION OF CERTAIN TERMS. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

         3.2.  MISCELLANEOUS.

         3.2.1. HEADINGS. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

         3.2.2. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, except for the Merger Agreement and any agreement which specifically states that it is not subject to this Section 3.2.2. The only representations and warranties made by the parties hereto with respect to the subject matter hereof are the representations and warranties contained in this Agreement.

         3.2.3. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same instrument.

         3.2.4. GOVERNING LAW. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of New York.

         3.2.5. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns, PROVIDED, HOWEVER, that the parties hereto shall not assign any of their respective rights or obligations under this Agreement except with the prior written consent of the other parties hereto.

         3.2.6. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

         3.2.7. AMENDMENT; WAIVERS. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.




                           ___________________________________
                                     Charles F. Dolan


                           CABLEVISION SYSTEMS CORPORATION


                           By________________________________
                             Name:
                             Title:

                                                    ANNEX V TO MERGER AGREEMENT


                     SECOND AMENDMENT TO ARTICLES OF LIMITED
                             PARTNERSHIP ESTABLISHING
                  CABLEVISION OF BROOKLINE LIMITED PARTNERSHIP


         This SECOND AMENDMENT TO ARTICLES OF LIMITED PARTNERSHIP ESTABLISHING
CABLEVISION OF BROOKLINE LIMITED PARTNERSHIP, dated as of           , 1994
(this "Amendment"), by and among Charles F. Dolan ("Dolan"), Cablevision Systems Brookline Corporation, a Delaware corporation wholly-owned by Dolan ("CSBrC"), and Cablevision of Boston, Inc., a Delaware corporation ("CBInc."), hereby amends the Articles of Limited Partnership Establishing Cablevision of Brookline Limited Partnership, made as of the 1st day of June 1983 by and among Dolan, CSBrC and Cablevision of Boston Limited Partnership, as limited partner ("Boston"), as amended by the Amendment Agreement of Cablevision of Brookline Limited Partnership, dated April 14, 1992, among Dolan, CSBrC and Boston (the "Articles of Limited Partnership"). Any terms not defined in this Amendment shall have the meanings ascribed to them in the Articles of Limited Partnership.

                                     RECITALS

         WHEREAS, CBInc. is a limited partner of and owns 99% of the partnership interests in Cablevision of Brookline Limited Partnership ("Brookline");

         WHEREAS, Dolan and CSBrC are the general partners of, and own partnership interests in, Brookline;

       WHEREAS, contemporaneous with the execution of this Amendment, COB, Inc. ("Merger Sub"), a Delaware corporation wholly-owned by Cablevision Systems Corporation, a Delaware corporation ("Cablevision"), is merging with and into CBInc. (the "Merger");

         WHEREAS, contemporaneous with the Merger, Dolan will sell to Cablevision of Brookline, Inc., a wholly-owned subsidiary of Cablevision ("Brookline Inc."), and Brookline, Inc. will acquire from Dolan, all of the outstanding capital stock of CSBrC; and

         WHEREAS, contemporaneous with the Merger and sale of CSBrC, Dolan wishes to resign as the Managing General Partner of Brookline and CSBrC wishes to become the Managing General Partner of Brookline;


         WHEREAS, in connection with the Merger and sale of CSBrC, Dolan and Cablevision wish to enter into the Brookline Sale Agreement, dated as of _____________________, 1994, among Dolan and Cablevision, a copy of which is attached as Exhibit A hereto), which would grant Cablevision and Dolan or his estate, as the case may be, certain rights to acquire (in the case of Cablevision) or to sell (in the case of Dolan or his estate) Dolan's 1/2% partnership interest in Brookline;

         NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and of the mutual benefits to be derived herefrom, the parties hereto hereby agree as follows:

         1.    AMENDMENTS TO THE ARTICLES OF LIMITED PARTNERSHIP.        (a)
Section 7.1(a) of the Articles of Limited Partnership is hereby amended and restated to read in its entirety as follows:

               " (a) Except as otherwise provided pursuant to Paragraph 7.9 of this Article VII, and until such time as the provisions of paragraph 6.5 of Article VI hereof shall be applicable, the net profits, net losses, investment tax and other credits, if any, and Cash Flow of the Partnership (hereinafter collectively referred to as "P & L Items") of the Partnership shall be allocated among the partners for each taxable year of the Partnership as follows:

                     Dolan                 0.5%
                     CSBrC                 0.5%
                     CB                    99%

               (b) Section 8.4 of the Articles of Limited Partnership is hereby amended and restated to read in its entirety as follows:

               "CSBrC shall serve as the Managing General Partner (hereinafter referred to as the "Managing General Partner") of the Partnership for a term
   commencing on              , 1994 and continuing for one year, and
   thereafter from year to year unless and until the General Partners voting in accordance with the provisions of Paragraph 8.6 of this Article VIII shall appoint a successor or Co-Managing General Partner or determine to conduct the Partnership operations without a Managing General Partner."

               (c) Sections 8.11 and 8.12 of the Articles of Limited Partnership are hereby amended by deleting the word "Dolan" wherever it appears therein and substituting in its place the words "the Managing General Partner."

               (d) Section 9.2 of the Articles of Limited Partnership is hereby amended by adding the following sentence to the end thereof:

   "Notwithstanding anything in Paragraph 9.1 or this Paragraph 9.2 to the contrary, Dolan may resign as a General Partner of the Partnership and may sell, transfer and assign all or any part of his interest as a General Partner of the Partnership to Cablevision Systems Corporation ("Cablevision") or its designee as provided under the terms of the Brookline Sale Agreement, dated as of ___________________, 1994 (the "Brookline Sale Agreement"), among Dolan and Cablevision, as the same may be amended from time to time."

               (e) Section 9.3 of the Articles of Limited Partnership is hereby amended by adding the following sentence to the end thereof:

   "Notwithstanding the provisions of Paragraph 9.1 and this Paragraph 9.3, Dolan and Dolan's heirs, successors and legal representatives may sell, transfer and assign all or any part of his interest in the Partnership to Cablevision or its designee as provided under the terms of the Brookline Sale Agreement, as the same may be amended from time to time."

               (f) Section 9.6 of the Articles of Limited Partnership is hereby amended by adding the following sentence to the end thereof:

   "Notwithstanding the foregoing, Dolan shall have the right to retire or withdraw from the Partnership upon the sale, transfer or assignment of all or any part of his interest in the Partnership to Cablevision or its designee as provided under the terms of the Brookline Sale Agreement, as the same may be amended from time to time."

         2. ENTIRE AGREEMENT. This Amendment, together with the Exhibits hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

       3. COUNTERPARTS. This Amendment may be executed in several counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same instrument.

       4. GOVERNING LAW. This Amendment shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the Commonwealth of Massachusetts.

         5. AMENDMENT; WAIVERS. No amendment, modification or discharge of this Amendment, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.

         6. ARTICLES OF LIMITED PARTNERSHIP. Except as expressly set forth herein, the Articles of Limited Partnership shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

                                GENERAL PARTNERS:


                                ----------------------------------
                                Charles F. Dolan


                                 CABLEVISION SYSTEMS BROOKLINE
                                   CORPORATION



                                 By
                                   -------------------------------
                                   Title:


                                 LIMITED PARTNER:


                                 CABLEVISION OF BOSTON, INC.




                                 By
                                   -------------------------------
                                  Title:

                                                   ANNEX VI TO MERGER AGREEMENT


                           APPRAISAL RIGHTS

            Capitalized terms used in this Annex VI shall have the meanings set forth in the Acquisition Agreement and Plan of Merger and Reorganization Relating to Cablevision of Boston Limited Partnership, dated as of June 14, 1994.

            Cablevision agrees that, upon consummation of the Merger and subject to the limitations set forth below, dissenting Limited Partners will have the right to receive compensation for their Units based upon an appraisal of the value of the assets of the Partnership immediately prior to the Merger (and without giving consideration to any expectancy of the Merger) performed by a qualified appraiser unaffiliated with Cablevision or the General Partners, less any remaining liabilities of the Partnership and less all prior claims to the assets of the Partnership (including Preferred Equity), in each case as of the date of and immediately prior to the Merger. The appraisal of the assets shall be made as if the assets were sold in an orderly manner in a reasonable period of time less the cost of sale and shall be made otherwise in a manner consistent with industry practice.

            The appraised value will not give effect to any of the reductions in unpaid cumulative distributions on Preferred Equity agreed to by Cablevision Finance in the Merger Restructuring Agreement and the appraiser will instead deduct the full value of the Preferred Equity, including the full contractual amount of unpaid cumulative distributions thereon, before determining the appraised value of the Units. If the appraised value of the Units is less than the value of the Cablevision Class A Stock provided for in the Liquidation for Limited Partners who do not exercise their appraisal rights, Limited Partners seeking appraisal will be entitled to receive only the lower appraised value of their Units. In the event of an appraisal, no payment will be made in respect of Units for which appraisal rights are exercised until there is a determination of the appraised value as provided herein and no interest will be paid in respect of such appraised value. Compensation to dissenting Limited Partners will be in the form of Cablevision Class A Stock valued at the arithmetic average of the closing sale price per share of such securities on the American Stock Exchange over the 20 trading days immediately following the Merger.

            THE RIGHT OF APPRAISAL WILL BE LOST IF THE FOLLOWING PROCEDURAL REQUIREMENTS ARE NOT FOLLOWED EXACTLY. IF THE RIGHT OF APPRAISAL IS LOST, THE LIMITED PARTNER WILL RECEIVE THE AMOUNT OF CABLEVISION CLASS A COMMON STOCK PROVIDED FOR IN THE MERGER AND THE LIQUIDATION.

            BEFORE THE MERGER. If any holder of Units elects to exercise his or her right to dissent from the Merger and demands appraisal, such holder must satisfy each of the following conditions:

      1. A Limited Partner electing to exercise appraisal rights must deliver a written demand for appraisal of his or her Units to the Agent at Proxy Department, Bank of Boston, P.O. Box 1628, Boston, Massachusetts 02105-9903, which written demand must be received by the Agent prior to the Merger Expiration Date (as defined in the Consent Solicitation Statement/Prospectus). To be effective, such demand must (i) identify the number of Units held by such Limited Partner for which appraisal is being sought, (ii) set forth the identity of the Limited Partner with reasonable specificity (including the identity of any controlled or controlling persons or entities) and (iii) state that it is such person's intention to demand the appraisal of his or her Units.

      2. Such Limited Partner must not vote in favor of the Merger or the Incorporation. If a Limited Partner returns a signed Incorporation Consent or Merger Consent but does not specify a vote against the Incorporation or Merger, as the case may be, or a direction to abstain, the Incorporation Consent or Merger Consent will be voted in favor of the Incorporation or Merger, as the case may be, which will have the effect of waiving that Limited Partner's appraisal rights.

            Only the Limited Partner of record of Units is entitled to seek appraisal of the fair value of the Units registered in such Limited Partner's name. To be effective, the demand for appraisal must be executed by or for the Limited Partner of record, fully and correctly, as such Limited Partner's name appears in the Partnership's books. Beneficial owners of Units whose Units are held of record by another person should instruct the record holder to follow the procedures outlined herein if such persons wish to seek an appraisal with respect to their Units.

            If the Units are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be made in that capacity, and if the Units are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made for all owners of record. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must (i) identify the record owner or owners; (ii) expressly state, in such demand, that the agent is acting as agent for the record owner or owners of such Units; and (iii) provide the Agent with reasonable documentation supporting such authorized agent's authority. A record holder, such as a broker, who holds Units as a nominee for several beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of each beneficial owner who desires to demand appraisal with respect to the Units held for each such beneficial owner. In such case, the written demand should set forth the number of Units covered thereby. Where the number of Units is not expressly stated, the demand will be presumed to cover all Units outstanding in the name of such record owner.

            AFTER THE MERGER. A Limited Partner who has demanded appraisal rights in accordance with the procedures set forth above will not receive any shares of Cablevision Class A Common Stock in the Liquidation unless such holder withdraws his or her demand during the first 30 days after the date of the approval of the Merger by delivering written notice thereof to Cablevision, attention: Robert S. Lemle, One Media Crossways, Woodbury, New York 11797. Any Limited Partner who has demanded appraisal and withdraws his or her demand or loses his or her right to appraisal as provided below within such 30-day period will receive and accept from Cablevision, and Cablevision shall issue to such Limited Partner, the same number of shares of Cablevision Class A Stock per Unit as was issued in the Liquidation, and will thereafter waive any right to appraisal.

            A Limited Partner will effectively lose his or her right of appraisal if either (i) such Limited Partner withdraws his or her demand for appraisal or (ii) no written request for appraisal is delivered to and received by the Agent within 30 days after the date on which the Agent mails a notice to the Limited Partners that the Merger has been consummated (the "Merger Notice Date"), except that any attempt to withdraw not made within 30 days after the date of the approval of the Merger requires the approval of Cablevision.
The Merger Notice Date shall not be more than 30 days after the Effective Date.

            If any Limited Partner who has properly exercised his or her appraisal rights delivers a written request for appraisal to the Agent prior to the Merger Expiration Date, Cablevision shall, within 120 days following the Effective Date, engage an independent appraiser to conduct the appraisal.

            From and after the Effective Date, a Limited Partner who has perfected appraisal rights hereunder shall cease to have any rights as a Limited Partner other than the right to receive the appraised value of his or her Units hereunder or, if such Limited Partner withdraws his or her demand for, or loses his or her right to, appraisal, the right to receive Cablevision Class A Common Stock as provided above, and shall waive any rights under the Partnership Agreement.

            All written requests for appraisal shall be addressed to the Agent at Proxy Department, Bank of Boston, P.O. Box 1628, Boston, Massachusetts 02105-9903, with a copy to: Robert S. Lemle, Executive Vice President, General Counsel and Secretary of Cablevision at Cablevision's principal executive offices located at One Media Crossways, Woodbury, New York 11797. It is the responsibility of the Limited Partners wishing to dissent to ensure that a written request for appraisal is received by the Agent within such 30-day request period.

            No fractional shares shall be issued under Section 1.8 of the Agreement or this Annex VI. Instead, fractional shares will be rounded to the nearest whole number.

            The cost of the appraisal shall be borne by Cablevision.